    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1994



                                                     Registration No.  33-54897

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1
                                      TO

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                              NEWMONT GOLD COMPANY
             (Exact name of Registrant as specified in its charter)
                        --------------------------------

           Delaware                             1700 Lincoln Street                         13-2526632
(State or other jurisdiction of               DENVER, COLORADO  80203                    (I.R.S. Employer
incorporation or organization)                     (303) 863-7414                       Identification No.)

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      -----------------------------------

                            Timothy J. Schmitt, Esq.
                           Newmont Mining Corporation
                              1700 Lincoln Street
                            Denver, Colorado  80203
                                 (303) 863-7414
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        -------------------------------

                                            Copies to:
            Maureen Brundage, Esq.                                 Colin Harley, Esq.
                 White & Case                                    Davis Polk & Wardwell
         1155 Avenue of the Americas                              450 Lexington Avenue
          New York, New York  10036                            New York, New York  10017
                (212) 819-8200                                       (212) 450-4000

                          ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/





     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 1994



PROSPECTUS

$265,000,000

NEWMONT GOLD COMPANY
1994-A1 AND 1994-A2 PASS THROUGH TRUSTS

PASS THROUGH CERTIFICATES, SERIES 1994-A1 AND 1994-A2


The Pass Through Certificates offered hereby (the "Pass Through Certificates") will represent fractional undivided interests in two Newmont Gold Company 1994-A Pass Through Trusts (the "Pass Through Trusts"). The Pass Through Trusts are to be formed pursuant to two separate pass through trust agreements between Newmont Gold Company (the "Company"), and First National Bank of Chicago (the "Pass Through Trustee"), not individually but solely as trustee under each Pass Through Trust. The property of the Pass Through Trusts will consist of notes (the "Lessor Notes") issued on a nonrecourse basis by the Owner Trustees referred to below. The Lessor Notes will be issued to finance a portion of the Owner Trustees' cost of their interests in the Company's refractory gold ore treatment facility (the "Facility"). Undivided ownership interests in the Facility aggregating 100% will be purchased by the Owner Trustees. Each of the Owner Trustees will lease its undivided ownership interest in the Facility to the Company pursuant to a separate lease (each a "Lease").



The Lessor Notes will be nonrecourse obligations of Shawmut Bank Connecticut, National Association, not in its individual capacity, but solely as owner trustee (the "Owner Trustee"), with respect to each of two separate owner trusts. The Lessor Notes held by each Pass Through Trustee will be pledged and assigned as security for the Pass Through Certificates. The Lessor Notes issued by each Owner Trustee will be secured by a lien on and security interest in (i) the related Lease and the basic rentals and certain other amounts payable by the Company thereunder and described herein, (ii) the undivided ownership interest of such Owner Trustee in the Facility, and (iii) assignments by such Owner Trustee of certain contract rights and other rights described herein. Although neither the Pass Through Certificates nor the Lessor Notes are direct obligations of or guaranteed by the Company, the amounts unconditionally payable by the Company under the Leases will be sufficient to pay in full when due all payments required to be made on the Lessor Notes held in the Pass Through Trusts.



For each Pass Through Trust, all of the Lessor Notes purchased by the Pass Through Trustee will have identical interest rates, in each case equal to the rate applicable to the Pass Through Certificates of such Pass Through Trust, and will have a maturity date on or before the final distribution date for such Pass Through Trust. Interest paid on the Lessor Notes held in each Pass Through Trust will be passed through to the holders of the Pass Through Certificates issued in respect of such Pass Through Trust on January 5 and July 5 of each year, commencing on July 5, 1995, at the applicable rate per annum for such Pass Through Trust until the final distribution date for such Pass Through Trust. Principal paid on the Lessor

Notes held in each Pass Through Trust will be passed through to the holders of the Pass Through Certificates issued in respect of such Pass
Through Trust in accordance with the principal repayment schedule set forth in "Description of the Indentures -- Scheduled Payments." The Pass Through Certificates will be in the aggregate principal amounts, will have the final distribution dates and will bear interest at the rates shown in the table below.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO EMPLOYEE BENEFIT PLAN SUBJECT TO PART 4 OF SUBTITLE B OF TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR PLAN SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY TRUST CREATED UNDER ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN, OR ANY GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA OR SECTION 414(D) OF THE CODE) ORGANIZED IN A JURISDICTION HAVING PROHIBITIONS ON TRANSACTIONS WITH SUCH GOVERNMENTAL PLAN SIMILAR TO THOSE CONTAINED IN SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (SUCH EMPLOYEE BENEFIT PLAN, PLAN AND GOVERNMENTAL PLAN ARE HEREINAFTER COLLECTIVELY REFERRED TO AS AN "ERISA PLAN"), OR A PERSON TREATED AS HOLDING THE ASSETS OF AN ERISA PLAN, MAY ACQUIRE OR HOLD THE PASS THROUGH CERTIFICATES. THE PURCHASE OR HOLDING BY ANY PERSON OF ANY PASS THROUGH CERTIFICATE CONSTITUTES A REPRESENTATION BY SUCH PERSON TO THE COMPANY, THE OWNER PARTICIPANTS, THE OWNER TRUSTEE, THE INDENTURE TRUSTEE AND THE PASS THROUGH TRUSTEE THAT SUCH PERSON IS NOT AN ERISA PLAN AND THAT SUCH PERSON IS NOT ACQUIRING, AND HAS NOT ACQUIRED, SUCH PASS THROUGH CERTIFICATE WITH ASSETS OF AN ERISA PLAN.


 Pass Through     Final          Principal     Interest   Price to        Discounts and    Proceeds to the
 Certificates     Distribution   Amount        Rate       Investors(1)(2) Commissions(2)   Trustee(1)(2)
                  Date
     1994-A1            ,        $                 %            %                %                 %


     1994-A2            ,        $                 %            %                %                 %



(1) Plus accrued interest, if any, at the applicable interest rate from the date of issuance of the Pass Through Certificates.


(2) Underwriting commissions and certain other expenses related to the offering described herein estimated to be $540,000 will be paid by the Owner Participants described herein as transaction expenses. All proceeds from the sale of the Pass Through Certificates will be used by the Pass Through Trustees for the Pass Through Trusts to purchase the respective Lessor Notes from the respective Indenture Trustee described herein.


         The Pass Through Certificates are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Pass Through Certificates will be made through the facilities of The Depository Trust
Company on or about       , 1994 against payment therefor in same day funds.

SALOMON BROTHERS INC
                          CHEMICAL SECURITIES INC.
                                                  CS FIRST BOSTON
                                                             LAZARD FRERES & CO.

               The date of this Prospectus is             , 1994.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PASS THROUGH CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE, AND IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 on which exchange the common stock of the Company is listed.

         This Prospectus constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 and the Company's Current Report on Form 8- K dated April 5, 1994, which have been filed with the Commission. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Pass Through Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING BENEFICIAL OWNERS, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUEST FOR SUCH COPIES SHOULD BE DIRECTED TO THE OFFICE OF THE SECRETARY, NEWMONT GOLD COMPANY, 1700 LINCOLN STREET, DENVER, COLORADO 80203, TELEPHONE: (303) 863-7414.

           REPORTS TO CERTIFICATEHOLDERS BY THE PASS THROUGH TRUSTEE

         The First National Bank of Chicago, as Pass Through Trustee for the holders of each series of the Pass Through Certificates (the "Certificateholders"), pursuant to the Pass Through Agreements, will provide to Certificateholders certain periodic statements concerning distributions made with respect to the Pass Through Trusts. See "Description of the Pass Through Certificates -- Statements to Certificateholders."

                               PROSPECTUS SUMMARY

     The following summary of provisions relating to the Pass Through Certificates does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus.


Glossary  . . . . . . . . . . .  Included at the end of this Prospectus as Appendix I is a Glossary of certain of the significant defined terms used herein.

Pass Through Trusts   . . . . .  The Newmont Gold Company 1994-A1 Pass Through Trust (the "1994-A1 Trust") and the Newmont Gold
                                 Company 1994-A2 Pass Through Trust (the "1994-A2 Trust," and together with the 1994-A1 Trust, the "Pass Through Trusts") will be formed pursuant to two separate Pass Through Agreements (each a "Pass Through Agreement") between the Company and The First National Bank of Chicago, not
                                 individually but solely as trustee under such Pass Through Agreement (the "Pass Through Trustee").

Pass Through Trust
Property  . . . . . . . . . . .  The property of the Trusts will consist of notes (the "Lessor Notes") issued on a nonrecourse basis by Shawmut Bank Connecticut, National Association, not in its individual capacity, but solely as owner trustee of two separate owner trusts (each an "Owner Trustee"), in each case for the benefit of one or more institutional investors (each an "Owner Participant") in connection with a leveraged lease financing (the "Financing") of undivided interests in the Company's refractory gold ore treatment facility located approximately six miles north of Carlin, Nevada
                                 (the "Facility").  Undivided ownership interests in the Facility aggregating 100% will be purchased by the Owner Trustees on behalf of the relevant Owner Participants from the Company and leased to the Company pursuant to two separate leases (each a "Lease").  The Owner Trustees, as tenants in common, will lease the land on which the Facility is located (the "Site Interest") and accept a grant from the Company of an easement relating to the adjacent Company premises (the adjacent premises, together with the Site Interest, the "Facility Site") pursuant to a ground lease and easement (the "Ground Lease and Easement").  Pursuant to the Leases, the Owner Trustees
                                 will lease the undivided interests in the Facility, and sublease the Site Interest, to the
                                 Company.

                                 The Lessor Notes will bear interest at the same rate as the interest rate of the Pass Through
                                 Certificates and  will be payable as to principal on each Regular Distribution Date for the Pass
                                 Through Certificates in the amounts described under "Description of the Pass Through Certificates
                                 -- Pool Factors."  The maturity dates of the Lessor Notes purchased by each of the Pass Through
                                 Trusts will occur on or before the final distribution date applicable to the Pass Through
                                 Certificates issued by such Pass Through Trust.  The aggregate principal amount of the Lessor
                                 Notes held in each Pass Through Trust will be the same as

                                    the aggregate principal amount of the Pass Through Certificates issued by such Pass Through
                                    Trust.

Pass Through Certificates . . .     Each Certificate will represent a fractional undivided interest in the related Pass Through
                                    Trust.  See "Description of the Pass Through Certificates -- General."

Book-Entry Registration . . . .     Each series of Pass Through Certificates will be represented by one or more fully registered global certificates.  Each global certificate will be deposited with, or on behalf of, DTC and registered in the name of Cede.  No person acquiring an interest in the Pass Through Trust will be entitled to receive a certificated Pass Through Certificate, except to the limited extent described herein.  See "Description of the Pass Through Certificates -- Book-Entry Procedures."

Denominations   . . . . . . . .     The Pass Through Certificates will be issued in minimum denominations of $1,000 or any integral multiple of $1,000.  Each Pass Through Certificate will represent a pro rata share of the outstanding principal amount of the Lessor Notes and other property held in the related Pass
                                    Through Trust.  See "Description of the Pass Through Certificates -- General."

Average Life  . . . . . . . . .     The average life for the Series 1994-A1 and Series 1994-A2 Pass Through Certificates will be
                                         years and      years, respectively.

Regular Distribution
Dates   . . . . . . . . . . . .     January 5 and July 5.

Record Dates  . . . . . . . . .     The fifteenth day preceding a Regular Distribution Date or Special Distribution Date.

Distribution  . . . . . . . . .     Payments of interest on the Lessor Notes held in each Pass Through Trust are scheduled to be received by the Pass Through Trustee on January 5 and July 5 of each year, commencing July 5,
                                    1995, and are to be distributed by the Pass Through Trustee to the related Certificateholders on the Regular Distribution Dates.

                                    Payments of principal on the Lessor Notes are scheduled to be received in specified amounts by the Pass Through Trustee and are to be distributed to the related Certificateholders in accordance with the principal repayment schedule set forth in "Description of the Indentures --
                                    Scheduled Payments."  For each Pass Through Trust, any payments of principal, Make-Whole Premium
                                    (as defined in "Description of the Indentures -- Prepayment"), if any, or interest, other than
                                    Scheduled Payments, received by the Pass Through Trustee on any of the Lessor Notes held in such
                                    Pass Through Trust will be distributed on the       day of any month, except that such
                                    distribution will be made on the date of the receipt of

                                proceeds by the Pass Through Trustee in the case of an Event of Loss with respect to the Facility or a refinancing of the related Lessor Notes (the date of any such distribution, a "Special
                                Distribution Date" and, together with the Regular Distribution Dates, the "Distribution Dates").

                                Each Certificateholder will be entitled to receive a pro rata share of any such distribution.  If any Distribution Date is not a Business Day, distributions scheduled to be made on such
                                Distribution Date may be made on the next succeeding Business Day without additional interest.

Method of
Distribution  . . . . . . .     Distributions by the Pass Through Trustee on any Distribution Date will be paid to each
                                Certificateholder of record of such Pass Through Trust on the applicable record date at its address appearing on the register maintained for such Pass Through Trust.  Under the terms of the
                                Pass Through Agreement, the Company and the Pass Through Trustee will treat the persons in whose names the Pass Through Certificates are registered as the owners of such Pass Through
                                Certificates for the purpose of receiving payments of principal, Make-Whole Premium, if any, and interest on such Pass Through Certificates and for all other purposes whatsoever.  Therefore, neither the Company nor the Pass Through Trustee has any direct responsibility or liability for distributions or payments to owners of beneficial interests in the Pass Through Certificates (the
                                "Certificate Owners") represented by permanent global certificates.  With respect to Pass Through
                                Certificates registered in the name of Cede, as nominee of DTC, distributions by the Pass Through
                                Trustee, including the final distribution of principal with respect to such Pass Through
                                Certificates, will be made in same-day funds to DTC.  DTC will in turn make distributions in same-day funds to those participants in DTC who are credited with ownership of such Pass Through
                                Certificates ("DTC Participants") in amounts proportionate to the principal amount of each such
                                DTC Participant's respective holdings of beneficial interests in such Pass Through Certificates.
                                Corresponding payments by the DTC Participants to the Certificate Owners will be the responsibility of such DTC Participants and will be made in accordance with customary industry practices.  See "Description of the Certificates -- Book-Entry Registration."  The final distribution for each Pass Through Trust, however, will be made only upon presentation and surrender of the Pass Through Certificates for such Pass Through Trust at the office or agency of the Pass Through Trustee.  The Pass Through Trustee will mail a notice to the Certificateholders of such Pass Through Trust, specifying the proposed date set for such final distribution and the proposed amount of such distribu-

                                 tion.  See "Description of Pass Through Certificates -- Termination of Pass Through Trusts."

Interest    . . . . . . . .      Interest on each series of the Pass Through Certificates will be passed through to the
                                 Certificateholders at the rate per annum indicated on the cover of this Prospectus, which is the interest rate borne by the Lessor Notes held by the relevant Pass Through Trustee.  Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  See
                                 "Description of the Pass Through Certificates -- Payments and Distributions."

Principal . . . . . . . . .      Principal payments on the Lessor Notes held in each Pass Through Trust will be passed through to the Certificateholders of each such Pass Through Trust in scheduled amounts in accordance with the principal repayment schedule set forth in "Description of the Indentures -- Scheduled
                                 Payments."

Prepayment of
Lessor Notes  . . . . . . .      The Lessor Notes issued by each Owner Trustee are subject to prepayment, in whole but not in part, at a price equal to the outstanding principal amount thereof together with accrued and unpaid interest thereon to the date fixed for prepayment (but without any Make-Whole Premium) at any time upon the occurrence of an Event of Loss under the related Lease if the Company is required to purchase the undivided ownership interest of the relevant Owner Trustee in the
                                 Facility.  The Lessor Notes issued by each Owner Trustee are also subject to mandatory prepayment, in whole but not in part, at a price equal to the outstanding principal amount thereof, together with interest accrued and unpaid to the date fixed for prepayment, plus if the prepayment is made prior to January 5, 2012, a Make-Whole Premium, if any, in the following circumstances:  (i) on or after July 5, 2003 on the appropriate rent payment date in connection with the sale of the undivided ownership interest of the relevant Owner Trustee in the Facility if the Company exercises its early termination rights after it determines that the Facility is obsolete or surplus or uneconomic as described below under "Description of the Leases -- Early
                                 Termination Rights;" (ii) on January 5, 2012 if the Company exercises its early purchase option as described below under "Description of the Leases -- Special Purchase Option;" or (iii) at any
                                 time on the date specified in a redemption notice if the Company elects to terminate the related
                                 Lease and purchase such Owner Trustee's undivided ownership interest in the Facility in certain circumstances if such Owner Trustee fails to finance certain modifications to the Facility proposed by the Company as described in "Description of the Leases -- Modifications."  See
                                 "Description of the Indentures -- Prepayment."

                              In addition, the Lessor Notes issued by each Owner Trustee may be redeemed in whole, but not in part, at the option of such Owner Trustee (acting upon directions of the related Lessee) at any time in connection with a refunding of such Lessor Notes, at a redemption price equal to the outstanding principal amount of such Lessor Notes, together with accrued and unpaid interest thereon to the date fixed for redemption, plus, if the prepayment is made prior to January 5,
                              2012, a Make-Whole Premium.  See "Description of the Indentures -- Prepayment."

                              The Lessor Notes issued by each Owner Trustee may be redeemed in whole, but not in part, at the option of such Owner Trustee at any time after an Indenture Event of Default which is also a
                              Lease Event of Default has occurred and is continuing at a redemption price equal to the outstanding principal amount of such Lessor Notes, together with accrued and unpaid interest thereon to the date fixed for redemption, plus, if the prepayment is made prior to January 5,
                              2012, a Make-Whole Premium, if any; provided that if the Indenture Trustee has given the Owner
                              Trustee notice of its intent to accelerate such Lessor Notes as a result of such Lease Event of
                              Default, any such prepayment will be without any Make-Whole Premium. See "Description of the
                              Indentures -- Prepayment."

Security for the
Lessor Notes  . . . . . .     The Lessor Notes will be secured by a security interest in the Facility and in the Lease related thereto and an assignment to the Indenture Trustee of certain of the Owner Trustee's rights under the Lease, including the right to receive rentals payable by the Company under the Lease.

                              The Lessor Notes are not cross-collateralized and, consequently, the Lessor Notes issued in respect of one undivided ownership interest are not secured by the other undivided ownership interest or the Lease related to the other undivided ownership interest.  There are no cross-
                              defaults in the Indentures to other debt instruments of the Company, but, indirectly, the Leases are cross-defaulted insofar as each would be treated as a Financing Lease and each Lease would be defaulted if the Company is in default under a Financing Lease.  Consequently, certain events resulting in an Indenture Event of Default under one Indenture will effectively result in an Indenture
                              Event of Default occurring under the other Indenture.  See "Description of the Indentures --
                              General" and "-- Indenture Events of Default."

                              The exercise of remedies by the Indenture Trustee upon an Indenture Event of Default is constrained by the fact that, in certain instances, comparable remedies must be exercised under the Lease and by the cost and practical difficulties of selling collateral such as the Facility.

                                   Although the Lessor Notes are not obligations of, or guaranteed by, the Company, the amounts payable by the Company under the Lease will be sufficient to pay in full when due all payments of principal of, Make-Whole Premium, if any, and interest on the Lessor Notes (unless the Lessor
                                   Notes have been purchased or prepaid by the Owner Trustee).

Additional Lessor Notes   . . .    Under certain circumstances, additional notes ("Supplemental Financing Notes") may be issued to finance the cost of Certain Modifications of the Facility.  No holder of a Pass Through
                                   Certificate, as such, will have any right to, or interest in, any Supplemental Financing
                                   Note.  See "Description of the Indentures -- Supplemental Financing Notes."

Use of Proceeds   . . . . . . .    The proceeds from the sale of the Pass Through Certificates by each Pass Through Trust will be used by the Pass Through Trustee to purchase the related Lessor Notes from the relevant Owner
                                   Trustee.  Each of the Owner Trustees will use the proceeds from such sale of such Lessor Notes to finance ________% of such Owner Trustee's cost of the Facility, representing the entire debt portion of the purchase price to be paid by the Owner Trustee in the Financing.  The net proceeds to the Company from the Financing will be approximately $_______ million.  Approximately $150 million of such net proceeds will be used to repay borrowings under the Company's revolving credit facility.  The balance will be used for general corporate purposes, including the funding of the Company's on-going and future capital expenditures.  See "Use of Proceeds."

Pass Through Trustee
and Indenture Trustee   . . . .    The First National Bank of Chicago will act as trustee, paying agent and registrar for the Pass
                                   Through Certificates, and will also act as the Indenture Trustee for the Lessor Notes.

Facility. . . . . . . . . . . .    The Facility is a new refractory gold ore treatment facility located adjacent to the Company's
                                   Gold Quarry Mine approximately six miles north of Carlin, Nevada.  The purpose of the
                                   Facility is to pretreat both the sulfidic and carbonaceous refractory gold ore produced from the Company's mines so that the ore may be processed to gold-bearing carbon using conventional methods.  Without the Facility, the Company currently would have no economically feasible alternative means for pretreating its carbonaceous refractory gold ore.  Processing of the Company's sulfidic refractory gold ore would still be possible using traditional methods, but such processing would result in lower recoveries than through use of the Facility.  The book value of the Facility, upon completion, is estimated to be approximately $338 million.  In connection with the Financing, the Company has obtained an appraisal indicating that the fair market sales value of the Facility is approximately $343 million.  There can be no assurance, however, that the Facility could be sold for such amount in any sale, including in a foreclosure sale.

Leases. . . . . . . . . . . . .    Each of the Owner Trustees will lease its undivided ownership interests in the Facility to the Company pursuant to separate Leases, each having a lease term expiring on
                                   September 28, 2015, unless earlier terminated or extended.  Basic rent payable under the Leases on each payment date and any stipulated loss value or termination value payable on any date on which any such payment is due, are required to be at least equal to all principal of, Make-Whole
                                   Premium, if any, and interest on the Lessor Notes of such Owner Trustee due and payable on such date.

                                   Although neither the Pass Through Certificates nor the Lessor Notes are direct obligations of or are guaranteed by the Company, under each of the Leases, the Company will be unconditionally obligated to make payments under such Lease in amounts that will be at least sufficient to provide for the payment of the principal of, Make-Whole Premium, if any, and interest on the Lessor Notes of the relevant Owner Trustee when due.  The rent payments under each Lease will be assigned under the applicable Indenture by the Owner Trustee to the Indenture
                                   Trustee to provide the funds necessary to make the corresponding payments of principal, premium, if any, and interest due from the Owner Trustee on the Lessor Notes issued under such Indenture.
                                   The Pass Through Trustee for each Pass Through Trust will distribute to the Certificateholders of such Pass Through Trust payments received on the Lessor Notes held in such Pass Through Trust as described herein.  See "Description of the Pass Through Certificates - Payments and
                                   Distributions."  The obligations of the Company under each Lease will be those of a Lessee under a "net lease."  The Company's obligation to pay all rent under the Leases is absolute and unconditional and is not to be affected by any set-off, abatement, counterclaim, suspension, recoupment, reduction, defense, or any other right which the Company may have against the Owner
                                   Trustees, the Owner Participants, the Indenture Trustees, or any other Person.  See "Description of the Leases."

Federal Income Tax
Considerations  . . . . . . . .    Each of the Pass Through Trusts should be classified as a grantor trust for federal income tax purposes and each Certificate Owner should be treated as the owner of a pro-rata undivided interest in each of the Lessor Notes or any other property held in such Pass Through Trust, and should report on its federal income tax return its pro-rata share of income in each such Lessor
                                   Note in accordance with such Certificate Owner's method of accounting.  See "Certain Federal
                                   Income Tax Considerations."

ERISA Considerations  . . . . .    No ERISA Plan or a person treated as holding the assets of an ERISA Plan, may acquire or hold the
                                   Pass Through Certificates.  The purchase or holding by any person of any Pass Through Certificate constitutes a representation by such person to the Company, the Owner Participants, the Owner
                                   Trustee, the Indenture Trustee and the Pass Through Trustee that such person is not an ERISA Plan and that such person is not acquiring, and has not acquired such Pass Through Certificate with assets of an ERISA Plan.  See "Certain ERISA Considerations."

                                  THE COMPANY

         The Company is a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. The Company currently produces gold on the Carlin Trend in Nevada and through a 38% interest in a corporate joint venture in Peru, which commenced production in August 1993.
The Company additionally has a 50% interest in a joint venture in Uzbekistan and an 80% interest in two projects in Indonesia. The Company also owns exploration, development and mining rights on properties in Oregon and Idaho. In addition to exploration activities conducted in connection with the above-referenced operations and projects, the Company continues to explore for gold and/or is conducting joint venture discussions in various countries, including Laos, Chile, Ecuador, Mexico and Canada. The Company's largest stockholder, Newmont Mining Corporation ("Newmont Mining" or "NMC"), owns approximately 89.2% of the outstanding common shares and 100% of the preferred shares of the Company. Giving effect to the transaction described below, which became effective January 1, 1994, between the Company and Newmont Mining, the Company had approximately 26 million equity ounces of proven and probable reserves at December 31, 1993 and produced approximately 1.7 million ounces of gold in 1993.

         Based on 1993 production as set forth in published reports, the Company was the largest producer of gold from North American operations. The Company's North American operations are located on the geographical feature known as the Carlin Trend near Carlin, Nevada. The Carlin Trend is the largest gold district discovered in North America this century. The Company owns or otherwise controls mineral interests on approximately 685 square miles along the Carlin Trend. From the Carlin Trend, the Company produced approximately 1,666,400 ounces of gold in 1993 compared with approximately 1,587,900 ounces in 1992 and approximately 1,576,900 ounces in 1991. Gold production at the Company's Nevada operations was approximately 754,700 ounces in the six-month period ended June 30, 1994 and is expected to be approximately 1.6 million ounces for the full year 1994. At the end of 1993, the Company had 17.8 million ounces of gold in proven and probable ore reserves on the Carlin Trend. The Company's cash cost of production in Nevada (which is equal to operating costs, excluding general and administrative expense, plus royalties and capitalized mining costs) was $214 per ounce sold in 1993 which, according to published industry sources, was lower than the cash costs associated with approximately two-thirds of all gold produced in the western world in 1992.
The cash cost of production at the Company's Nevada operations was $229 per ounce sold in the first quarter of 1994. For the full year 1994, the per ounce cash cost of production at the Company's Nevada operations is expected to increase 5% to 10% over that incurred in 1993.

         The Company also produces gold through Minera Yanacocha S.A. ("Minera Yanacocha"), a 38% owned corporate joint venture in Peru in which it is the operator. Minera Yanacocha has mining rights with respect to a 63,000 acre land position, which includes the Carachugo deposit and numerous other deposits, located in northwest Peru. Total proven and probable reserves for Minera Yanacocha as of December 31, 1993 were 3,780,000 ounces. Minera Yanacocha's operations commenced in August 1993, resulting in production of 81,500 ounces from the Carachugo deposit for the five-month period ended December 31, 1993. Total gold production at Minera Yanacocha was approximately 114,800 ounces in the six-month period ended June 30, 1994 and is expected to be approximately 230,000 ounces for the full year 1994. Minera Yanacocha is scheduled to commence gold production from the Maqui Maqui deposit at an estimated annual rate of 180,000 ounces at the end of 1994. The additional production from the Maqui Maqui deposit will increase total gold production at Minera Yanacocha in 1995 to 350,000 to 400,000 ounces.

         In Uzbekistan, one of the Central Asian republics of the former Soviet Union, the Company has a 50/50 joint venture ("Zarafshan- Newmont") with two state entities of the Republic of Uzbekistan to produce gold by leaching low-grade oxide ore from existing stockpiles from the Muruntau mine. The state entities have guaranteed 242.5 million tons of ore with an average grade of
0.036 ounces of gold per ton, containing approximately 8.7 million ounces of gold. Net recovery is expected to be approximately 4.8 million ounces of gold over the life of the project, 50% of which will be attributable to the Company. The Company is managing the Zarafshan-Newmont joint venture. Production is expected to commence in the first half of 1995 at an annual rate of approximately 450,000 ounces of gold.

         The Company also has two advanced gold projects in Indonesia, both of which are 80% owned by the Company. The more advanced of these projects is Minahasa, a multi-deposit project on the island of Sulawesi. The main deposit, Mesel, at December 31, 1993 had 1.8 million ounces of proven and probable reserves. The Mesel deposit is scheduled to commence production in early 1996 at an annual total rate of approximately 140,000 ounces of gold. The second Indonesian project is the Batu Hijau deposit, on the island of Sumbawa. Batu Hijau is a porphyry gold/copper deposit that was discovered in 1990. While the economics of the deposit have not been determined, it is one of the largest single occurrences of gold mineralization ever discovered by the Company. A preliminary feasibility study of the Batu Hijau deposit has been completed and a full optimization feasibility study is anticipated to commence in early 1995 to determine the economic potential of the property.

         The Company also owns 100% of Newmont Exploration Limited ("NEL"), which, together with various other affiliates, explore worldwide for gold. NEL was responsible for discovering the Carlin Trend in Nevada in 1961. Over the past four years, the Company has spent more than $200 million on exploration and mineral development. In this time period, the Company has added approximately 13.4 million ounces in gold reserves. Management believes that its 1994 exploration and development budget is one of the largest in the minerals industry based on published information. The Company's 1994 budget for exploration and reserve development is $70 million, of which approximately $64 million will be expensed.

         Effective January 1, 1994, the Company acquired all of Newmont Mining's operations. The tax-free transaction (the "Transfer Transaction") included the following: (a) the transfer by NMC to the Company of 8,649,899 shares of the 94,500,000 shares of common stock of the Company held by NMC; (b) the transfer by NMC of all of its other assets to the Company; (c) the assumption by the Company of all the liabilities (contingent or otherwise) of NMC, but not NMC's obligations with respect to its $5.50 convertible preferred stock (the "NMC Preferred Stock"), (except for accrued and unpaid dividends as of December 31, 1993) and its employee stock options exercisable for NMC's common stock; (d) the issuance by the Company to NMC of 2,875,000 shares of $5.50 convertible preferred stock with a par value of $5.00 per share, and having terms identical to the NMC Preferred Stock (except that upon conversion, NMC will be entitled to receive shares of the Company's common stock instead of NMC's common stock); and (e) the issuance by the Company to NMC of stock options exercisable for the Company's common stock. As a result of the Transfer Transaction, NMC's only assets are (i) the remaining shares of common stock of the Company held by it, which currently represents 89.2% of the Company's common stock outstanding, (ii) the 2,875,000 shares of the Company's $5.50 convertible preferred stock issued to it and (iii) the Company's stock options issued to it. Shares of both companies continue to trade separately on the New York Stock Exchange and certain other international exchanges. Both the Company and NMC have the same per-share earnings, equity in assets and dividends.

         The Company, incorporated under the laws of Delaware, maintains its principal executive offices at 1700 Lincoln Street, Denver, Colorado 80203 (telephone: 303-863-7414).


                              RECENT DEVELOPMENTS

         On July 11, 1994 Moody's Investors Service Inc. ("Moody's") announced that it has the Company's and NMC's debt ratings under review for possible downgrading. Moody's stated that its reviews will take into account management's ability to reduce the Company's operating costs, as well as the adequacy of internally generated funds to meet the Company's future spending needs. The review will also consider both the Company's and NMC's future financing plans and the relative priorities of claims on cash flow by different classes of securities that could be issued under the shelf registration statements of the Company and NMC. Such shelf registration statements were filed by the Company and NMC with the Commission on June 23, 1994, and, in the case of the Company, provides for the registration of up to $150,000,000 of debt securities to be offered from time to time and, in the case of NMC, provides for the registration of convertible debt and equity securities having a maximum aggregate offering price of $300,000,000 to be offered from time to time.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company at June 30, 1994 and as adjusted to give effect to the Financing and the application by the Company of the net proceeds therefrom. See "Use of Proceeds."



                                                                         June 30, 1994
                                                            ---------------------------------------

                                                                          (unaudited)
                                                                (in thousands, except per share)
                                                                                    AS ADJUSTED
                                                            ACTUAL                 FOR FINANCING
                                                            ------                 -------------
 Short-term debt . . . . . . . . . . . . . . . . . . . .     $15,739                  $ 15,739
                                                             =======                  ========

 Long-term debt

   Lease Obligation  . . . . . . . . . . . . . . . . . .       --
                                                             -------                  --------

   Other Long-Term Debt  . . . . . . . . . . . . . . . .     314,500
                                                                                      --------
      Total Long-Term Debt . . . . . . . . . . . . . . .     314,500
                                                                                      --------

 Stockholders' equity:

   Convertible Preferred Stock - par value $5.00,
   authorized 5,000 shares; outstanding 2,875 shares . .      14,375                    14,375

   Common Stock - par value $0.01, authorized
   250,000 shares; issued 104,875 shares . . . . . . . .       1,049                     1,049

   Capital in excess of par value  . . . . . . . . . . .     208,414                   208,414

   Retained earnings . . . . . . . . . . . . . . . . . .     588,118                   588,118

   Treasury Stock - at cost, 8,548 shares  . . . . . . .     (75,312)                  (75,312)
                                                            --------                  --------

         Total stockholders' equity  . . . . . . . . . .     736,644                   736,644
                                                            --------                  --------
         Total capitalization  . . . . . . . . . . . . .  $1,051,144                 $
                                                            ========                  ========

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following table sets forth certain selected consolidated historical financial data of the Company for the respective periods presented. This data should be read in conjunction with the consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, each of which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."
The selected financial data for the three years ended December 31, 1993, 1992 and 1991 are derived from the Company's consolidated financial statements, which statements have been audited by Arthur Andersen & Co., independent public accountants. The data presented for the six months ended June 30, 1994 and 1993 are derived from the Company's unaudited consolidated financial statements incorporated by reference herein which, in the opinion of management, include all adjustments necessary for the fair presentation of the Company's financial position and results of operations. All adjustments were of a normal recurring nature except for a benefit to income in the first quarter of 1993 of $2.7 million for the cumulative effect of a change in accounting principle for income taxes. The operating results for interim periods are not necessarily indicative of results to be expected for the full year.



         Also set forth below is certain pro forma income statement data for the year ended December 31, 1993 and the six months ended June 30, 1993 and certain pro forma balance sheet data at December 31, 1993, in each case giving effect to the Transfer Transaction. The pro forma income statement data for the year ended December 31, 1993 and the six months ended June 30, 1993 reflect the Transfer Transaction as if it had occurred as of the beginning of 1993 and the pro forma balance sheet data for December 31, 1993 reflect the Transfer Transaction as if it had occurred December 31, 1993. The pro forma financial data are presented for illustrative purposes only, and are not necessarily indicative of the Company's future operating results or financial condition. The selected pro forma financial data for the year ended December 31, 1993 are derived from the Company's pro forma condensed statement of income for the year ended December 31, 1993 and the Company's pro forma condensed balance sheet at December 31, 1993 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated herein by reference. The selected pro forma financial data for the six months ended
June 30, 1993 are derived from the Company's unaudited pro forma condensed statement of income for the six months ended June 30, 1993 contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, which is incorporated herein by reference. The pro forma financial data set forth below should be read in conjunction with the pro forma condensed consolidated financial statements referred to above and the notes thereto. See "Incorporation of Certain Documents by Reference."

                                            Six Months Ended
                                                June 30,                              For the Years Ended December 31,
                                           -------------------                        --------------------------------
                                                                                                 Pro
                                                              Pro Forma                         Forma
                                       1994(1)      1993          1993             1993         1993         1992        1991
                                     ------       --------        ----           --------     --------     --------      -----

                                                (unaudited)                                  (unaudited)

 FINANCIAL DATA: (In millions, except per share)

 INCOME STATEMENT DATA:

 Sales . . . . . . . . . . . . .    $    289.1   $    278.0   $   292.5          $   601.6    $   634.3    $   546.4   $   572.7

 Income before cumulative effect
 of changes in accounting
 principles  . . . . . . . . . .    $     42.7   $     47.5   $    57.1          $   113.1    $   106.1    $    87.4   $   125.9

 Net income  . . . . . . . . . .    $     42.7   $     50.2       N/A            $   115.8         N/A     $    81.1   $   125.9

 Earnings per common share:

    Income before cumulative
    effect of changes in
    accounting principles. . . .    $     0.36   $     0.45   $    0.51          $    1.08    $    0.94    $    0.83   $    1.20

    Net income . . . . . . . . .    $     0.36   $     0.47       N/A            $    1.10         N/A     $    0.77   $    1.20

 Dividends declared per
 common share(2) . . . . . . . .    $     0.24   $    ---     $    0.24          $    0.05    $    0.48    $    0.05   $    0.05


 BALANCE SHEET DATA (AT PERIOD
 END):

 Total assets  . . . . . . . . .     $ 1,326.6   $    942.6      N/A             $ 1,021.9    $ 1,186.4    $   905.3   $   816.7


 Total debt  . . . . . . . . . .     $   330.2   $    ---        N/A             $   ---      $   207.8    $    ---    $    ---

 Stockholders' equity  . . . . .     $   736.6   $    860.6       N/A            $   924.0    $   721.2    $   810.4   $   734.6

 PRODUCTION DATA:

 Production ('000 of equity
 ounces)(3)  . . . . . . . . . .         798.3        803.0       806.7            1,666.4      1,705.1      1,587.9     1,576.9

 Realized gold price (per ounce)    $      383    $     346    $    362          $     361    $     376    $     344   $     363

 Cash cost per equity
 ounce (3),(4) . . . . . . . . .    $      223    $     207    $    207          $     214    $     213    $     201   $     190
- --------------------


(1)   Reflects the Transfer Transaction which was effective January 1, 1994.


(2) Prior to the Transfer Transaction, the Company paid an annual dividend of $0.05 per share. Upon consummation of the Transfer Transaction, the Company began paying dividends on a quarterly basis and increased its annual dividend to the level paid prior to the Transfer Transaction by Newmont Mining on its common stock (after adjusting for a stock split effected in connection with the Transfer Transaction). The amount of dividend declared for the six-month period ended June 30, 1994 reflects this new dividend policy.


(3)   Equity ounces refers to ounces produced at the Company's
      Nevada operations and the proportionate share, based on the Company's equity ownership, of ounces produced by Minera
      Yanacocha.

(4) Cash cost represents the sum of costs applicable to sales and capitalized mining costs.

                       RATIO OF EARNINGS TO FIXED CHARGES


         Presented herein, are the ratios of earnings to fixed charges for the Company for the six months ended June 30, 1994, and for the Company's parent, Newmont Mining, for the five years ended December 31, 1993. As a result of the Transfer Transaction, the Company's capital structure is essentially the same as Newmont Mining's. In that the Company's financial results had been fully consolidated into Newmont Mining's and the Company's capital structure is now essentially that of Newmont Mining, management believes that Newmont Mining's historical consolidated ratio of earnings to fixed charges for the five years ended December 31, 1993 is more relevant than the Company's and thus they are presented herein. They represent essentially what the Company's ratios would have been had it acquired Newmont Mining's assets and assumed its liabilities at the beginning of 1989. The last year the Company itself had significant fixed charges was 1989, and the ratio of earnings to fixed charges for that year was 11.6.



         The ratio of earnings to fixed charges for the Company was 1.2 for the six months ended June 30, 1994. The ratio of earnings to fixed charges for Newmont Mining was 6.3, 6.5, 10.3, 6.6 and 2.2 for the years ended December 31, 1993, 1992, 1991, 1990 and 1989, respectively. The ratio of earnings to fixed charges was calculated based on information from the Company's and Newmont Mining's books and records. In computing the ratio of earnings to fixed charges, "earnings" consists of income from continuing operations before provision for income taxes and extraordinary items with adjustments for interest expense (excluding capitalized interest), the amortization of previously capitalized interest, minority interests of subsidiaries with fixed charges and undistributed income of less than fifty percent owned affiliates. "Fixed charges" consists of interest expense (including amortization of debt issuance expense), capitalized interest and one-third of rental expense (which the Company believes is a reasonable approximation of the interest factor of such rental expense). The Company guarantees certain third party debt which had total interest obligations of $0.4 million, $0.8 million, $3.3 million, $4.0 million, $4.5 million and $5.0 million for the six months ended June 30, 1994 and the years ended December 31, 1993, 1992, 1991, 1990 and 1989, respectively. The Company and Newmont Mining have not been required to pay any of these amounts, nor does the Company expect to have to pay any amounts; therefore, such amounts have not been included in the ratio of earnings to fixed charges.



                          DESCRIPTION OF THE FACILITY

         The Facility is a new refractory gold ore treatment facility located adjacent to the Company's Gold Quarry mine approximately six miles north of Carlin, Nevada. The Facility will be used to pretreat the refractory gold ore produced from the Company's mines to make such ore amenable to conventional cyanide leaching. The Facility is scheduled to be placed into service in September 1994 and is estimated to have an average throughput capacity of 2.9 million tons of refractory ores per year.


         The Facility is designed to enable the Company to oxidize and treat refractory ores that contain both sulfides and active carbon. The Facility includes a cone crusher, a double rotator mill, a reactor and an acid plant, all of which are newly (or in the process of being) built, as well as portions of the Company's existing Mill #2. Ore processed in the Facility is crushed and then dried and ground in the double rotator mill. After drying and grinding, the refractory ore is roasted in the reactor to oxidize carbonaceous and sulfidic materials. The sulfidic materials are then removed in the acid plant. The remaining ore is then processed to gold-bearing carbon using conventional methods. Without the Facility, the Company currently would have no economically feasible alternative means for pretreating its carbonaceous refractory gold ore. Processing of the Company's sulfidic refractory gold ore would still be possible using traditional methods, but such processing would result in lower recoveries than through use of the Facility. The Facility incorporates state-of-the-art pollution control technology for the control of atmospheric emissions.



         Precommissioning testing of substantially all of the components of the Facility has been successfully completed. The Facility, however, is not currently operational because of a crack that occurred in a portion of the double rotator mill. The replacement of the affected portion of the mill is expected to be completed by the end of October, 1994.




         The book value of the Facility, upon completion, is estimated to be approximately $338 million. In connection with the sale of the Facility to the Owner Trustees, the Company has obtained an appraisal indicating that the fair market sales value of the Facility is approximately $343 million. However, there can be no assurance that the Facility could be sold for such amount in a sale, including in a foreclosure sale.

                         DESCRIPTION OF THE TRANSACTION

GENERAL


         The Pass Through Certificates offered hereby will represent fractional undivided interests in two Pass Through Trusts to be formed pursuant to two separate Pass Through Agreements between the Company and the Pass Through Trustee. The property of the Pass Through Trust will consist of notes (the "Lessor Notes") to be issued on a nonrecourse basis by the Owner Trustees of two separate owner trusts (each an "Owner Trust") established for the benefit of one or more institutional investors (the "Owner Participants") and held by the Pass Through Trusts pursuant to a leveraged lease financing (the "Financing") of the Facility. The Facility will be purchased by the Owner Trustees on behalf of the Owner Participants. The Owner Trustees, as tenants in common, will lease the land on which the Facility is located (the "Site Interest") and accept a grant from the Company of an easement relating to the adjacent Company premises (together with the Site Interest, the "Facility Site") pursuant to a ground lease and easement (the "Ground Lease and Easement"). Pursuant to the Leases, the Owner Trustees will lease the undivided interests in the Facility, and sublease the Site Interest, to the Company. The Lessor Notes issued by each Owner Trustee will be secured by a security interest in the related undivided ownership interest and in the Lease relating thereto (other than certain excepted rights reserved to each Owner Trustee), including the right to receive rentals payable by the Company under such Lease. See "Description of the Leases."


         The Lessor Notes will be issued under two separate Trust Indenture and Security Agreements (each an "Indenture"), each entered into by The First National Bank of Chicago, as trustee thereunder (the "Indenture Trustee"), and the related Owner Trustee. The Lessor Notes will be acquired from the Owner Trustees by the Pass Through Trustee with the proceeds from the sale of the Pass Through Certificates. The Lessor Notes will be nonrecourse obligations of the Owner Participant, the Owner Trustees or the Owner Trusts payable solely from basic rent and other amounts paid under the Leases and amounts realized from the exercise of the Indenture Trustees' remedies under the Indentures.
The rents and other amounts payable by the Company under the Leases will be sufficient to pay in full when due all payments of principal, the Make-Whole Premium, if any, and interest on the Lessor Notes. See "Description of the Indentures."

FORMATION OF THE PASS THROUGH TRUST

         The Pass Through Trusts will be formed pursuant to the Pass Through Agreements between the Company and the Pass Through Trustee. Each Pass Through Trustee, on behalf of the related Pass Through Trust, will purchase Lessor Notes under both Indentures which have the same maturity and interest as the Pass Through Certificates issued by such Pass Through Trust. The final distribution date of the Pass Through Certificates will be the maturity date of the Lessor Notes. Each Pass Through Trustee will distribute the amount of payments of principal, Make-Whole Premium, if any, and interest received by it as holder of the Lessor Notes to the Certificateholders. See "Description of the Pass Through Certificates -- General" and "Description of the Indentures -- General."


                                USE OF PROCEEDS

         The Pass Through Certificates are being issued in order to facilitate the financing by the Owner Trustees of their purchase of the Facility. The proceeds from the sale of the Pass Through Certificates by each Pass Through Trust will be used by the Pass Through Trustee to purchase the related Lessor Notes from the relevant Owner Trustee. Each of the Owner Trustees will use the
proceeds from such sale of such Lessor Notes to finance         % of such Owner
Trustee's cost of the Facility, representing the entire debt portion of the purchase price to be paid by the Owner Trustee in the Financing. See "Description of the Transaction." The net proceeds to the Company from the
Financing will be approximately $       million.  Approximately $150 million of
the net proceeds will be used to repay borrowings by the Company under its revolving credit facility, which borrowings bear interest at an average rate of 4.7% and has a maturity of less than one year. Such borrowings were made to finance a portion of the construction costs for the Facility and to finance other capital expenditures. The balance of the net proceeds will be used for general corporate purposes, including the funding of the Company's on-going and future capital expenditures.


                              DIAGRAM OF PAYMENTS

         The diagram on the following page illustrates certain aspects of the payment flows among the Company, the Owner Trustees, the Indenture Trustees, the Pass Through Trustees and the Certificateholders.


                          [INSERT DIAGRAM OF PAYMENTS]

                  DESCRIPTION OF THE PASS THROUGH CERTIFICATES

         In connection with the offering of the Pass Through Certificates, two separate Pass Through Trusts will be formed, and two corresponding Series of Pass Through Certificates will be issued, pursuant to two Pass Through Agreements to be entered into between the Company and the Pass Through Trustees. The following summary relates to each Pass Through Agreement, the Pass Through Trusts to be formed thereby and the Pass Through Certificates to be issued by each Pass Through Trust, except as otherwise described herein. This Prospectus contains a glossary of the material terms used with respect to the specific series of Pass Through Certificates being offered hereby. Citations which appear below in parentheses are to the relevant sections of the Pass Through Agreement unless otherwise indicated.

         The discussion that follows is a summary and does not purport to be complete. The summary includes descriptions of the material terms of the Pass Through Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. This summary makes use of terms defined in and is qualified in its entirety by reference to the Pass Through Agreements.

GENERAL

         The Pass Through Certificates offered hereby will be issued by the 1994-A1 Trust and the 1994-A2 Trust to be formed pursuant to the related Pass Through Agreement, to be entered into between the Company and the Pass Through Trustee on the date of issuance of the related Pass Through Certificates. Each Pass Through Agreement will contain substantially the same terms and conditions, except that the interest rate, the scheduled repayments of principal, the maturity date applicable to the Lessor Notes held in each Pass Through Trust, the aggregate principal amount of such Lessor Notes and the final distribution date applicable to each Pass Through Trust will differ.

         The Pass Through Certificates will be issued in fully registered, certificated form only. Each Pass Through Certificate will represent a fractional undivided interest in the separate Pass Through Trust formed by the Pass Through Agreement pursuant to which such Pass Through Certificate is issued. The property of each Pass Through Trust will include the Lessor Notes held in such Pass Through Trust, all monies at any time paid thereon, all monies due and to become due thereunder and funds from time to time deposited with the Pass Through Trustee in accounts relating to such Pass Through Trust. Each Pass Through Certificate will represent a pro rata share of the outstanding principal amount of the Lessor Notes and other property held in the related Pass Through Trust and will be issued in minimum denominations of $1,000 or any integral multiple of $1,000. (Pass Through Agreement, Article
II)

         Pass Through Certificates will be registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC") and no person acquiring an interest in Pass Through Certificates (a "Certificate Owner") will be entitled to receive a certificated Pass Through Certificate representing such person's interest in the related Pass Through Trust unless such certificates are issued as described below. Unless certificated Pass Through Certificates are issued, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and settlements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Pass Through Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. See "Book-Entry Procedures" below.

         The Pass Through Certificates represent interests in the related Pass Through Trust only and all payments and distributions shall be made only from the Trust Property of such Pass Through Trust. The Pass Through Certificates do not represent an interest in or obligation of the Company, the Pass Through Trustee, any related Owner Participant, the Owner Trustee in its individual capacity or any affiliate of any of the foregoing. Each Certificateholder by its acceptance of a Pass Through Certificate agrees to look solely to the income and proceeds from the property held in the related Pass Through Trust as provided in the Pass Through Agreement. (Pass Through Agreement, Section 3.06)

         Neither the Pass Through Agreements nor the Indentures will contain any debt covenants or provisions that would afford Certificateholders protection in the event of a highly leveraged transaction involving the Company.

BOOK-ENTRY PROCEDURES

         The statements set forth in this section include summaries of certain rules and operating procedures of DTC which affect, among other matters, transfers of interests in the Pass Through Certificates. The information in this section concerning DTC has been obtained from DTC.

         General. Upon issuance, each Series of Pass Through Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, DTC, and registered in the name of Cede, its nominee. No Certificate Owner will be entitled to receive a certificated Pass Through Certificate, except as set forth below. (Pass Through Agreement, Section 2.12)

         DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions among DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

         Certificate Owners that are not DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Pass Through Certificates may do so only through DTC Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Pass Through Trustee through the DTC Participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of Pass Through Certificates among DTC Participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the Pass Through Certificates. Under the book-entry system, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Pass Through Trustee to Cede, as nominee for DTC, and DTC in turn will forward the payments to the appropriate DTC Participants. Distributions by DTC Participants to Certificate Owners will be the sole responsibility of such DTC Participants and will be made in accordance with customary industry practices. Accordingly, although Certificate Owners will not have possession of the Pass Through Certificates, the rules of DTC provide a mechanism by which DTC Participants will receive payments and will be able to transfer their interests. Although the DTC Participants are expected to convey the rights represented by their interests in any global security to the related Certificate Owners, because DTC can only act on behalf of DTC Participants, the ability of Certificate Owners to pledge Pass Through Certificates to persons or entities that are not DTC Participants, or to otherwise act with respect to such Pass Through Certificates, may be limited due to the lack of physical certificates for such Pass Through Certificates.

         None of the Company, the Pass Through Trustee or any other agent of the Company or the Pass Through Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Pass Through Certificates or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only "Certificateholder" will be Cede, as nominee of DTC, Certificate Owners will not be recognized by the

Pass Through Trustee as Certificateholders, as such term is used in the Pass Through Agreement, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

         The Pass Through Certificates will be issued in fully registered, certificated form to Certificate Owners, or their nominees, rather than to DTC or its nominee, only if DTC advises the Pass Through Trustee in writing that it is no longer willing or able or qualified to discharge properly its responsibilities as depository with respect to the Pass Through Certificates and the Company is unable to locate a qualified successor or if the Company, at its option, elects to terminate the book-entry system through DTC. In such event, the Pass Through Trustee will notify all Certificate Owners through DTC Participants of the availability of such certificated Pass Through Certificates. Upon surrender by DTC of the registered global certificate or certificates representing the series of Pass Through Certificates and receipt of instructions for reregistration, the Pass Through Trustee will reissue the Pass Through Certificates in certificated form to Certificate Owners or their nominees. Such certificated Pass Through Certificates will be freely transferable and exchangeable at the office of the Pass Through Trustee upon compliance with the requirements set forth in the related Pass Through Agreement. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required. (Pass Through Agreement, Sections 2.08 and 2.12)

         Same-Day Settlement and Payment. All payments made by the Company under any Lease will be in immediately available funds. Payments by the Indenture Trustee with respect to Lessor Notes will be passed through to DTC in immediately available funds.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, secondary trading in pass through certificates is generally settled in immediately available or same-day funds. Any Pass Through Certificates registered in the name of Cede, as nominee for DTC, will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Pass Through Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Pass Through Certificates.

PAYMENTS AND DISTRIBUTIONS

         The Company will make scheduled rental payments for the Facility under the related Leases. These scheduled rental payments will be assigned under the applicable Indenture by the Owner Trustee to the Indenture Trustee to provide the funds necessary to make the corresponding payments of principal and interest due from the Owner Trustee on the Lessor Notes issued under such Indenture. After the Indenture Trustee has made such principal and interest payments to the Pass Through Trustee for each of the Pass Through Trusts on the Lessor Notes held in such Pass Through Trust, the Indenture Trustee will, except under certain circumstances, pay the remaining balance, if any, to the Owner Trustee for the benefit of the related Owner Participant. The Pass Through Trustee for each such Pass Through Trust will distribute to the Certificateholders of such Pass Through Trust payments received on the Lessor Notes held in such Pass Through Trust as described below.

         Payments of principal of, and interest on the unpaid amount of, the Lessor Notes held in each Pass Through Trust will be scheduled to be received by the Pass Through Trustee on the dates specified below (such scheduled payments of principal of, and interest on, the Lessor Notes are referred to herein as "Scheduled Payments," and the dates specified for distributions of Scheduled Payments to the Pass Through Trustee are referred to herein as "Regular Distribution Dates"). Interest on the Pass Through Certificates will be passed through to the Certificateholders at the rate per annum indicated on the cover of this Prospectus, which is the interest rate borne by the Lessor Notes. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. For each Pass Through Trust, the Pass Through Trustee will distribute on each Regular Distribution Date to the related Certificateholders any Scheduled Payment received by the Pass Through Trustee on such Regular Distribution Date. If a

Scheduled Payment is not received by the Pass Through Trustee on or before a Regular Distribution Date but is received within five Business Days thereafter, it will be distributed on the date received to the Certificateholders. Each such distribution of a Scheduled Payment will be made by the Pass Through Trustee to the Certificateholders of record of such Pass Through Trust on the fifteenth day prior to such Regular Distribution Date, subject to certain exceptions. Each such Certificateholder will be entitled to receive a pro rata share of any such distribution. (Pass Through Agreement, Sections 5.01 and 5.02) If a Scheduled Payment is received more than five Business Days after the applicable Regular Distribution Date, it will be treated as a Special Payment and will be distributed as described below.

         The Regular Distribution Dates for each Pass Through Trust are January 5 and July 5. Payments of interest on the Lessor Notes held in each Pass Through Trust are scheduled to be received by the Pass Through Trustee on each January 5 and July 5, commencing on July 5, 1995, and are to be distributed to the related Certificateholders on the corresponding Regular Distribution Dates. For each Pass Through Trust, the Lessor Notes held in such Pass Through Trust will accrue interest on the unpaid principal amount thereof at the rate per annum set forth on the cover of this Prospectus applicable to the related Pass Through Certificates, which is calculated on the basis of a 360-day year consisting of twelve 30-day months.

         Payments of principal on the Lessor Notes held in each Pass Through Trust are scheduled to be received by the Pass Through Trustee and are to be distributed to the related Certificateholders in accordance with the principal repayment schedule set forth in "Description of the Indentures -- Scheduled Payments."


         After any prepayment of principal, any redemption or any default in respect of some or all of the Lessor Notes held in any Pass Through Trust, any Certificateholder of such Pass Through Trust should refer to the Pool Balance and the Pool Factor (as such terms are defined below) for such Pass Through Trust reported periodically by the Pass Through Trustee in order to calculate such Certificateholder's pro rata share of such Pass Through Trust. See
"-- Pool Factors" and "-- Statements to Certificateholders" below.


         For each Pass Through Trust, any payments of principal, Make-Whole Premium, if any, or interest, other than Scheduled Payments, received by the Pass Through Trustee on any of the Lessor Notes held in such Pass Through Trust, including payments received (i) for the prepayment of such Lessor Notes in connection with certain events specified in this Prospectus, (ii) upon the prepayment by the related Owner Trustee of such Lessor Notes following a default in respect of such Lessor Notes, and (iii) on account of the sale of such Lessor Notes by the Pass Through Trustee (such payments are referred to herein as "Special Payments"), will be distributed on the dates determined as set forth below (each, a "Special Distribution Date" and, together with the Regular Distribution Dates, the "Distribution Dates"). Prior to any Special Payment for any Pass Through Trust, the Pass Through Trustee will notify the Certificateholders of record of such Pass Through Trust of such Special Payment and the anticipated Special Distribution Date therefor in accordance with the related Pass Through Agreement. Each distribution of a Special Payment, other than the final distribution, for any Pass Through Trust will be made by the Pass Through Trustee to the Certificateholders of record of such Pass Through Trust on the fifteenth day prior to such Special Distribution Date. Each such Certificateholder will be entitled to receive a pro rata share of any such distribution. (Pass Through Agreement, Section 5.02) See "-- Events of Default and Certain Rights Upon an Event of Default" below.

         For each Pass Through Trust, the Special Distribution Dates will be
the               day of any month, except that the Special Distribution Date will correspond to the date of the receipt of proceeds by the Pass Through Trustee in the case of a refinancing of the related Lessor Notes.

         Each Pass Through Agreement requires that the Pass Through Trustee establish and maintain, for the related Pass Through Trust and for the benefit of the related Certificateholders, one or more non-interest bearing accounts (the "Certificate Account") for the deposit of Scheduled Payments on the Lessor Notes held in such Pass Through Trust and one or more accounts (the "Special Payments

Account") which will, except in connection with Pass Through Permitted Investments as discussed below, be non-interest bearing for the deposit of Special Payments on such Lessor Notes. The Pass Through Trustee is required to deposit any Scheduled Payments relating to a Pass Through Trust received by it in the related Certificate Account and to deposit any Special Payments so received by it in the related Special Payments Account pending distribution thereof. (Pass Through Agreement, Section 5.01) Special Payments that are not promptly distributed by the Pass Through Trustee will, to the extent practicable, be invested by the Pass Through Trustee in Pass Through Permitted Investments pending the distribution of such funds on a Special Distribution Date, and the income and earnings on such investment will be distributed with such Special Payment. "Pass Through Permitted Investments" are non-callable direct obligations of the United States of America maturing on or prior to the day required for the distribution of any such funds on a Special Distribution Date. (Pass Through Agreement, Article I and Section 5.04)


         Distributions by the Pass Through Trustee from the Certificate Account or the Special Payments Account of any Pass Through Trust on any Distribution Date will be paid to each Certificateholder of record of such Pass Through Trust on the applicable record date at its address appearing on the register maintained for such Pass Through Trust. (Pass Through Agreement, Section 5.02) The final distribution for each Pass Through Trust, however, will be made only upon presentation and surrender of the Pass Through Certificates for such Pass Through Trust at the office or agency of the Pass Through Trustee specified in the notice given by the Pass Through Trustee of such final distribution. The Pass Through Trustee will mail such notice of the final distribution to the Certificateholders of such Pass Through Trust, specifying the date set for such final distribution and the amount of such distribution. (Pass Through Agreement, Section 12.01) See "-- Termination of Pass Through Trusts" below.


         If any Distribution Date is not a Business Day, distributions scheduled to be made on such Distribution Date may be made on the next succeeding Business Day without additional interest. (Pass Through Agreement,
Section 13.15)

POOL FACTORS


         Except as provided below, the Pool Factor (as defined below) for any Pass Through Trust will decline in proportion to the scheduled repayments of principal on the Lessor Notes held in such Pass Through Trust as described below in "Description of the Indentures -- Scheduled Payments." Where any Lessor Note held in a Pass Through Trust has been prepaid, a scheduled repayment of principal thereon has not been made or certain actions have been taken following a default thereon, as discussed below in "-- Events of Default and Certain Rights Upon an Event of Default" below, the Pool Factor and the Pool Balance (as defined below) of such Pass Through Trust will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Pass Through Trust. Each Pass Through Trust will have a separate Pool Factor.


         The "Pool Balance" for each Pass Through Trust indicates, as of any date, the aggregate unpaid principal amount of the Lessor Notes held in such Pass Through Trust on such date plus any amounts in respect of the principal of such Lessor Notes held by the Pass Through Trustee and not yet distributed.
The Pool Balance for each Pass Through Trust as of any Distribution Date will be computed after giving effect to the payment of principal, if any, on the Lessor Notes held in such Pass Through Trust and the distribution thereof being made on that date. (Pass Through Agreement, Article I)

         The "Pool Factor" for each Pass Through Trust as of any Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance, by (ii) the aggregate original principal amount of the Lessor Notes held in such Pass Through Trust. The Pool Factor for each Pass Through Trust as of any Distribution Date will be computed after giving effect to the payment of principal, if any, on the Lessor Notes held in such Pass Through Trust and the distribution thereof being made on that date. The Pool Factor for each Pass Through Trust will initially be 1.0000000; thereafter, the Pool Factor for each Pass Through Trust will decline as described herein to reflect reductions in the Pool Balance of such Pass Through Trust. For any Pass Through Trust, the amount of any Certificateholder's pro rata share of the Pool Balance of such Pass Through Trust can be determined by multiplying the original denomination of such Certificateholder's Pass Through Certificate by the Pool Factor for such Pass Through Trust as of the applicable Distribution Date. (Pass Through Agreement, Article I)

         As of the date of issuance of the Pass Through Certificates by the Pass Through Trustee, and assuming that no prepayment or default in respect of any Lessor Notes shall occur, the aggregate scheduled repayments of principal on such Lessor Notes for each Pass Through Trust, and the resulting Pool Factors for such Pass Through Trusts after taking into account each such repayment, are set forth below:

                                    1994-A1 Trust                                          1994-A2 Trust
                          ----------------------------------                 ----------------------------------
                                 Scheduled                                   Scheduled
       Regular                   Principal                                   Principal
    Distribution                 Payments                                     Payments
        Date                  on Lessor Notes      Pool Factor            on Lessor Notes         Pool Factor
        ----                  ---------------      -----------            ---------------         -----------
                               $                    1.0000000              $                         1.0000000



STATEMENTS TO CERTIFICATEHOLDERS

         On each Distribution Date, the Pass Through Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of record of the related Pass Through Trust a statement, giving effect to such distribution being made on such Distribution Date, setting forth the following information (per $1,000 in aggregate amount of Pass Through Certificates for such Pass Through Trust, as to (i) and (ii) below):

                 (i) the amount of such distribution allocable to principal and allocable to the Make-Whole Premium, if any;

                (ii)  the amount of such distribution allocable to interest; and

               (iii) the Pool Balance and the Pool Factor for such Pass Through Trust.

         In addition, after the end of each calendar year, the Pass Through Trustee will prepare for each Certificateholder of each Pass Through Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to each such Pass Through Trust for such calendar year or, in the event such person was a Certificateholder during a portion of such calendar year, for the applicable portion of such calendar year. (Pass Through Agreement, Section 5.03)

VOTING OF THE LESSOR NOTES

         The Pass Through Trustee, as holder of the Lessor Notes held in each Pass Through Trust, has the right to vote and give consents and waivers in respect of such Lessor Notes under the related Indentures. The Pass Through Agreement sets forth the circumstances in which the Pass Through Trustee shall direct any action or cast any vote as the holder of the Lessor Notes held in the applicable Pass Through Trust at its own discretion and the circumstances in which the Pass Through Trustee shall seek instructions from the Certificateholders of such Pass Through Trust. Prior to an Event of Default (as defined below) with respect to any Pass Through Trust, the principal amount of the Lessor Notes held in such Pass Through Trust directing any action or being voted for or against any proposal will be in proportion to the principal amount of Pass Through Certificates held by the Certificateholders of such Pass Through Trust taking the corresponding position. (Pass Through Agreement,
Section 11.08)

EVENTS OF DEFAULT AND
CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

         Each of the Pass Through Agreements defines an event of default for the related Pass Through Trust (an "Event of Default") as the occurrence and continuance of an event of default under the related Indenture (an "Indenture Event of Default"). The Indenture Events of Default under each Indenture are described under "Description of the Indentures -- Indenture Events of Default" and will include events of default under the related Lease ("Lease Events of Default"). Since the Lessor Notes outstanding under an Indenture may be held in more than one Pass Through Trust, a continuing Indenture Event of Default under such Indenture would result in an Event of Default with respect to each such Pass Through Trust. All of the Lessor Notes issued under the same Indenture, however, will relate to a specific Owner Trust and there are no cross-defaults to other debt instruments of the Company in the Indenture but, indirectly, the Leases are cross-defaulted insofar as each would be treated as a Financing Lease and each Lease would be defaulted if the Company is in default under a Financing Lease. Consequently, events resulting in an Indenture Event of Default under any particular Indenture will not necessarily result in an Indenture Event of Default occurring under any other Indenture. If an Indenture Event of Default occurs in fewer than all of the Indentures related to a Pass Through Trust, the Lessor Notes issued pursuant to the related Indentures with respect to which an Indenture Event of Default has not occurred will continue to be held in such Pass Through Trust and payments of principal of, Make-Whole Premium, if any, and interest on such Lessor Notes will continue to be distributed to the Certificateholders of such Pass Through Trust as originally scheduled.

         The Lessor Notes in any Pass Through Trust, and therefore the related Pass Through Certificates, will not have the benefit of any debt covenants or provisions in the Indentures relating to such Lessor Notes or Pass Through Certificates that would afford the holders thereof protection in the event of a highly leveraged transaction involving the Company.

         Under each Indenture, the Owner Trustee will have the right under certain circumstances to cure an Indenture Event of Default that results from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee chooses to exercise such cure right, the Indenture Event of Default and consequently the Event of Default under any Pass Through Trust holding the related Lessor Notes will be deemed to be cured. See "Description of the Indentures -- Indenture Events of Default" for a more detailed discussion of certain provisions described in this paragraph.

         Each Pass Through Agreement provides that if an Indenture Event of Default under an Indenture relating to Lessor Notes held in a Pass Through Trust shall have occurred and be continuing, the Pass Through Trustee (i) may vote all of the Lessor Notes issued under such Indenture that are held in such Pass Through Trust, and (ii) upon the direction of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust shall vote a corresponding majority of such Lessor Notes, in each case in favor of directing the related Indenture Trustee to declare the unpaid principal amount of all Lessor Notes issued under such Indenture and any accrued and unpaid interest thereon to be due and payable. Each Pass Through Agreement also provides that if an Indenture Event of Default under an Indenture relating to Lessor Notes held in the related Pass Through Trust shall have occurred and be continuing, the Pass Through Trustee may, and upon the direction of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust shall, vote all of the Lessor Notes issued under such Indenture that are held in such Pass Through Trust in favor of directing the related Indenture Trustee as to the time, method and place of conducting any proceeding for any remedy available to such Indenture Trustee or of exercising any trust or power conferred on such Indenture Trustee under such Indenture. (Pass Through Agreement, Sections 7.01 and 7.09)

         The ability of the Certificateholders of any one Pass Through Trust to cause the Indenture Trustee for any Lessor Notes held in such Pass Through Trust to accelerate the payment on such Lessor Notes under the related Indenture or to direct the exercise of remedies by such Indenture Trustee under the related Indenture will depend, in part, upon the proportion between the aggregate principal amount of the Lessor Notes outstanding under such Indenture and held in such Pass Through Trust and the aggregate principal amount of all Lessor Notes outstanding under such Indenture. Each Pass Through Trust will hold Lessor Notes outstanding under such Indenture. Each Pass Through Trust will hold Lessor Notes with different maturities and interest rates from those of the Lessor Notes held in any other Pass Through Trust and, therefore, the Certificateholders of a Pass Through Trust may have divergent or conflicting interests from those of the Certificateholders of the other Pass Through Trusts holding Lessor Notes relating to the same Indenture. In addition, so long as the same institution or an affiliate of such institution acts as Pass Through Trustee of each Pass Through Trust, in the absence of instructions from the Certificateholders of any such Pass Through Trust, the Pass Through Trustee for such Pass Through Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Event of Default. In such event, the initial Pass Through Trustee has indicated that it would resign as Pass Through Trustee of one or all of such Pass Through Trusts, and a successor pass through trustee would be appointed in accordance with the terms of the Pass Through Agreement. See "The Pass Through Trustee" below for a discussion of resignation procedures.

         As an additional remedy, if an Indenture Event of Default under an Indenture has occurred and is continuing, each Pass Through Agreement provides that the Pass Through Trustee of a Pass Through Trust holding Lessor Notes issued under such Indenture may, and upon the direction of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust will, sell all or part of such Lessor Notes for cash to any person at a price or prices that it may reasonably deem advisable. Any proceeds received by the Pass Through Trustee upon any such sale will be deposited in the Special Payments Account for such Pass Through Trust and will be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date. (Pass Through Agreement, Sections 7.01 and 7.02) The market for Lessor Notes in default may be very limited and there can be no assurance that they could be sold for a reasonable price. Furthermore, so long as the same institution or an affiliate of such institution acts as Pass Through Trustee of each Pass Through Trust, it may be faced with a conflict in deciding from which Pass Through Trust to sell Lessor Notes to available buyers. If the Pass Through Trustee sells any such Lessor Notes with respect to which an Indenture Event of Default exists for less than the outstanding principal amount thereof, the Certificateholders of such Pass Through Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against the Pass Through Trustee, the Company, the Owner Trustee or any related Owner Participants. Furthermore, neither the Pass Through Trustee nor the Certificateholders of such Pass Through Trust could take any action with respect to any remaining Lessor Notes held in such Pass Through Trust so long as no Indenture Event of Default existed with respect thereto.

         For any Pass Through Trust, any amount distributed to the Pass Through Trustee by the Indenture Trustee under any Indenture on account of the Lessor Notes held in such Pass Through Trust following an Indenture Event of Default under such Indenture will be deposited in the Special Payments Account for such Pass Through Trust and will be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date. In addition, if, following an Indenture Event of Default, the related Owner Trustee exercises its option to redeem the outstanding Lessor Notes issued under such Indenture, the price paid by such Owner Trustee to the Pass Through Trustee for such Lessor Notes held in such Pass Through Trust will be deposited in the related Special Payments Account and will be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date. (Pass Through Agreement, Sections 5.01 and 5.02)

         Any funds representing payments received with respect to any Lessor Notes held in a Pass Through Trust in default, or the proceeds from the sale by the Pass Through Trustee of any such Lessor Notes, held by the Pass Through Trustee in the Special Payments Account for such Pass Through Trust will, to the extent practicable, be invested by the Pass Through Trustee in Pass Through Permitted Investments pending the distribution of such funds on a Special Distribution Date. (Pass Through Agreement, Article I and Section 5.04)

         Each Pass Through Agreement provides that the Pass Through Trustee will, within 90 days after the occurrence of a default (as defined below) under any Pass Through Trust, notify the Certificateholders of such Pass Through Trust by mail of all uncured or unwaived defaults with respect to such Pass Through Trust known to it. The Pass Through Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders, except in the case of default in the payment of principal of, Make-Whole Premium, if any, or interest on any of the Lessor Notes held in such Pass Through Trust. The term "default," for the purpose of the provision described in this paragraph only, means the occurrence of any Event of Default with respect to a Pass Through Trust as described above, except that in determining whether any such Event of Default has occurred any grace period or notice in connection therewith shall be disregarded. (Pass Through Agreement, Section 7.11)

         Each Pass Through Agreement provides that for the related Pass Through Trust, subject to the duty of the Pass Through Trustee during a default to act with the required standard of care, the Pass Through Trustee is entitled to be indemnified by the Certificateholders of such Pass Through Trust before proceeding to exercise any right or power under such Pass Through Trust at the request of such Certificateholders. (Pass Through Agreement, Section 8.03)


         In certain cases, the Certificateholders of a Pass Through Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust may on behalf of all the Certificateholders of such Pass Through Trust waive any past default or Event of Default with respect to such Pass Through Trust and thereby annul any direction given by such Certificateholders to the Pass Through Trustee or the related Indenture Trustee with respect thereto, except (i) a default in payment of the principal of, Make-Whole Premium, if any, or interest on any of the Lessor Notes held in such Pass Through Trust and (ii) a default in respect of any covenant or provision of the related Pass Through Agreement that cannot be modified or amended without the consent of each Certificateholder of such Pass Through Trust affected thereby. Any such waiver, however, will be effective to waive any such past default or Event of Default if, but only if, the correlative Indenture Event of Default has been waived under the related Indenture by the requisite holders of the Lessor Notes outstanding thereunder. (Pass Through Agreement, Section 7.10) Each Indenture will provide that, with certain exceptions, the holders of two-thirds of the aggregate unpaid principal amount of the Lessor Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Event of Default thereunder. (Indenture, Section 4.07) If, as described above, the Certificateholders of a Pass Through Trust elect to waive a past default or Event of Default with respect to such Pass Through Trust, the principal amount of the Lessor Notes issued under the related Indenture and held in such Pass Through Trust will be counted in favor of the waiver of the corresponding past default or Indenture Event of Default under the related Indenture when the Indenture Trustee determines whether such past default or Indenture Event of Default has been waived by the requisite majority in aggregate unpaid principal amount of Lessor Notes under such Indenture. If, for example, the Lessor Notes issued under an Indenture held in a Pass Through Trust constitute only 30% in aggregate unpaid principal amount of the Lessor Notes issued and unpaid under such Indenture, even if all the Certificateholders of such Pass Through Trust were to instruct the Pass Through Trustee not to waive a past default or Event of Default with respect to such Pass Through Trust and, consequently, to vote such Lessor Notes against the waiver of the corresponding past default or Indenture Event of Default under such Indenture, the Lessor Notes so voted by the Pass Through Trustee on behalf of such Pass Through Trust would not alone be sufficient under the terms of such Indenture to compel the Indenture Trustee to refrain from giving such waiver. Moreover, there would be no assurance that the Certificateholders of any other Pass Through Trust holding Lessor Notes issued under such Indenture would at such time vote such Lessor Notes against such waiver. Therefore, if the Certificateholders of a Pass Through Trust or Trusts waive a past default or Event of Default such that the principal amount of the Lessor Notes held either individually in such Pass Through Trust or in the aggregate in such Pass Through Trusts constitutes the required two-thirds of the aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Event of Default under such Indenture will be waived whether or not the Certificateholders of any other Pass Through Trust holding Lessor Notes issued under such Indenture waive such past default or Event of Default with respect to such other Pass Through Trust.

MODIFICATIONS OF THE PASS THROUGH AGREEMENTS


         The Pass Through Agreement contains provisions permitting the Company and the Pass Through Trustee to enter into an agreement supplemental to any Pass Through Trust, without the consent of the Certificateholders of such Pass Through Trust, to (i) evidence the succession of another corporation to the Company and the assumption by such corporation of the Company's obligations under the Pass Through Agreement, (ii) add to the covenants of the Company for the protection of the related Certificateholders, (iii) surrender any right or power conferred upon the Company in the Pass Through Agreement, (iv) cure any ambiguity or correct or supplement any defective or inconsistent provision of such Pass Through Agreement, or make any other provisions in regard to matters or questions arising thereunder that will not adversely affect the interests of the related Certificateholders, (v) correct or amplify the description of property that constitutes Trust Property or the conveyance of such property to the Pass Through Trustee, (vi) evidence and provide for a successor Pass Through Trustee, (vii) modify, eliminate or add to the provisions of the Pass Through Agreement to the extent necessary to continue to qualify such Pass Through Agreement under the Trust Indenture Act or any similar Federal statute enacted thereafter; or (viii) add, eliminate or change any provision under the Pass Through Agreement that will not adversely affect the interests of the Certificateholders, provided that in each case such modification does not cause the Pass Through Trust to become taxable as an "association," within the meaning of Treasury Regulation Section 301.7701-4. (Pass Through Agreement,
Section 11.01)

         Each Pass Through Agreement also provides that the Company and the Pass Through Trustee, with the consent of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of the affected Pass Through Trust, may execute supplemental agreements adding any provisions to or changing or eliminating any of the provisions of the Pass Through Agreement or modifying the rights of such Certificateholders. No such supplemental agreement may, however, without the consent of each Certificateholder so affected, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Pass Through Trustee of payments on the Lessor Notes held in such Pass Through Trust, or distributions in respect of any Pass Through Certificate of such Pass Through Trust, or make distributions payable in coin or currency other than that provided for in such Pass Through Certificates, or impair the right of any such Certificateholder to institute suit for the enforcement of any payment when due, (b) permit the disposition of any Lessor Note held in such Pass Through Trust, except as provided in the Pass Through Agreement, or permit the creation of any lien on the Trust Property or deprive any holder of any such Lessor Note of the benefit of the Lien of the related Indenture, except as provided therein, (c) reduce the percentage of the aggregate fractional undivided interests of the Pass Through Trust that is required to approve any supplemental agreement or any waiver provided for in the Pass Through Agreement or (d) cause the Pass Through Trust to become taxable as an "association," within the meaning of Treasury Regulation Section 301.7701-4. (Pass Through Agreement, Section 11.02)

MODIFICATION, CONSENTS AND WAIVERS UNDER
THE INDENTURE AND RELATED AGREEMENTS

         If the Pass Through Trustee, as the holder of any Lessor Notes held in a Pass Through Trust, receives a request for its consent to any amendment, modification or waiver under the relevant Indenture, or other document relating to such Lessor Notes (including any Lease), the Pass Through Trustee will mail a notice of such proposed amendment, modification or waiver to each Certificateholder of such Pass Through Trust as of the date of such notice.
The Pass Through Trustee will request instructions from such Certificateholders as to whether or not to consent to such amendment, modification or waiver. The Pass Through Trustee will vote or consent with respect to such Lessor Notes in the same proportion as the Pass Through Certificates of such Pass Through Trust are actually voted by such Certificateholders by a certain date. If an Event of Default relating to such Indenture has occurred and is continuing under such Pass Through Trust, the Pass Through Trustee may, in the absence of instructions from Certificateholders holding fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust, in its own discretion consent to such amendment, modification or waiver, and may so notify the related Indenture Trustee. (Pass Through Agreement, Section 11.08)

TERMINATION OF PASS THROUGH TRUSTS

         The obligations of the Company and the Pass Through Trustee with respect to a Pass Through Trust will terminate upon the distribution to the Certificateholders of such Pass Through Trust of all amounts required to be distributed to them pursuant to the related Pass Through Agreement and the disposition of all property held in such Pass Through Trust. The Pass Through Trustee will notify each Certificateholder of record of such Pass Through Trust by mail of, among other things, the termination of such Pass Through Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Pass Through Trust. The final distribution for each Certificateholder of such Pass Through Trust will be made only upon surrender of such Certificateholder's Pass Through Certificates at the office or agency of the Pass Through Trustee specified in such termination notice. (Pass Through Agreement, Section 12.01)

THE PASS THROUGH TRUSTEE

         The First National Bank of Chicago ("FNBC") will be the Pass Through Trustee for each of the Pass Through Trusts. The Pass Through Trustee and any of its affiliates may hold Pass Through Certificates in their own names. (Pass Through Agreement, Section 8.05)

         FNBC also will be the Indenture Trustee under the Indentures under which the Lessor Notes have been or will be issued. The Company from time to time borrows from, and maintains deposit accounts with, FNBC and its affiliates.

         The Pass Through Trustee may resign as trustee under either or both of the Pass Through Trusts at any time. If the Pass Through Trustee ceases to be eligible to continue as Pass Through Trustee with respect to a Pass Through Trust or becomes incapable of acting as Pass Through Trustee or becomes insolvent, the Company may remove such Pass Through Trustee for such Pass Through Trust, or any Certificateholder of such Pass Through Trust for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Pass Through Trustee and the appointment of a successor trustee. In addition, the Pass Through Trustee of any Pass Through Trust may be removed without cause by the related Certificateholders holding in the aggregate amount not less than a majority of the aggregate fractional undivided interests then outstanding in the Pass Through Trust. In the case of the resignation or removal of the Pass Through Trustee, the Certificateholders holding in the aggregate not less than a majority of the aggregate fractional undivided interests then outstanding in the Pass Through Trust may appoint a successor Pass Through Trustee. The resignation or removal of the Pass Through Trustee for any Pass Through Trust and the appointment of the successor trustee for such Pass Through Trust does not become effective until acceptance of the appointment by the successor trustee. (Pass Through Agreement, Article X) Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Pass Through Trust. All references in this Prospectus to the Pass Through Trustee are to the trustee acting in such capacity under each of the Pass Through Trusts and should be read to take into account the possibility that each of the Pass Through Trusts could have a different successor trustee in the event of such a resignation or removal.

         The Pass Through Agreement provides that the Company will pay the Pass Through Trustee's fees and expenses and that the Pass Through Trustee will have a priority claim on the related Trust Property to the extent such fees and expenses are not paid. The Pass Through Agreement further provides that the Pass Through Trustee in its individual capacity will be entitled to indemnification by the Company for, and will be held harmless against, any loss, liability or expenses (other than income or similar taxes) incurred by the Pass Through Trustee in its individual capacity in connection with the administration of any Pass Through Trust, except to the extent incurred through its own willful misconduct, bad faith or negligence or by reason of a breach of any of its representations or warranties set forth in the Pass Through Agreement or any related documents. In certain circumstances, the Pass Through Trustee will be entitled to be reimbursed from the applicable Pass Through Trust for any tax (other than income or similar taxes) incurred in its trust capacity in connection with the administration of any Pass Through Trust. (Pass Through Agreement, Articles VIII and IX) See "Certain Federal Income Tax Consideration"

                         DESCRIPTION OF THE INDENTURES

         The statements under this caption are summaries and do not purport to be complete. The summaries are qualified in their entirety by reference to the Indentures, a copy of the form of which has been filed as an exhibit to the Registration Statement.

GENERAL

         The Lessor Notes are to be issued under separate Trust Indentures and Security Agreements, each to be dated as of July 15, 1994, between the respective Owner Trustees and The First National Bank of Chicago, as Indenture Trustee (the "Indentures"). The Lessor Notes will be issued to The First National Bank of Chicago, as Pass Through Trustee, which will hold the Owner Trustees' Lessor Notes for the benefit of Certificateholders.


         The aggregate principal amount of the Lessor Notes will equal the aggregate principal amount of the Pass Through Certificates. The Lessor Notes will bear interest at rates with respect to the principal amounts thereof which are equal to the interest rates on the Pass Through Certificates of corresponding principal amounts. Payments of the principal of, Make-Whole Premium, if any, and interest on, the Lessor Notes will be due in such amounts and at such times as match exactly the required payment dates, for the principal of, Make-Whole Premium, if any, and interest on, the Pass Through Certificates.


PREPAYMENT


         The outstanding Lessor Notes shall be redeemed in full, (i) on the appropriate rent payment date at any time after the issuance thereof in connection with the occurrence of an Event of Loss under the related Lease if the Company is required to purchase the undivided ownership interest of an Owner Trustee in the Facility, (ii) on the appropriate rent payment date occurring on or after July 5, 2003 in connection with the sale of the undivided ownership interest of an Owner Trustee in the Facility if the Company exercises its early termination rights after it determines that the Facility is obsolete or surplus or uneconomic as described below under "Description of the Leases -- Early Termination Rights;" (iii) if the Company exercises its early purchase option as described below under "Description of the Leases -- Special Purchase Option," in which case each Lessor Note will be repayable commencing on January 5, 2012; or (iv) at any time after the issuance thereof on the date specified in a redemption notice, in connection with the Company's election to terminate the Leases and purchase the Facility in certain circumstances if the related Owner Trustee fails to finance certain modifications proposed for the Facility by the Company as described below in the third paragraph under "Description of the Leases -- Modifications." Under any of the above mandatory redemptions, the Company is obligated to pay a redemption price equal to the outstanding principal amount of such Lessor Notes plus accrued and unpaid interest on the Lessor Notes of such Owner Trustee to the date fixed for prepayment, together, if the prepayment occurs prior to January 5, 2012, with the Make-Whole Premium, if any, in the case of a redemption of the type contemplated by clauses (ii), (iii) or (iv) above but without a Make-Whole Premium or other prepayment penalty of any kind in the case of a redemption of the type contemplated by clause (i) above or any other redemption occurring on or after January 5, 2012. If for any reason the Company fails to terminate the related Lease or exercise its purchase option thereunder as described in clauses (i), (iii) and (iv) above on the date provided therefor in the related Lease, the related Lessor Notes would not be redeemed and would remain outstanding and no Indenture Default and Indenture Event of Default would occur as a result of such redemption not occurring. (Indenture, Section 2.13; Lease, Sections 8(h), 9(b), 14 and 15)


         In addition to the foregoing, without the consent of the related Holders, the Lessor Notes outstanding under each Indenture may at the option of the related Owner Trustee (acting upon directions of the related Lessee) be redeemed in whole, but not in part, at any time after the issuance thereof in connection with a refunding of such Lessor Notes, at a Redemption Price equal to the outstanding principal amount of such Lessor Notes plus accrued and unpaid interest thereon, together, if the prepayment occurs prior to January 5, 2012, with a Make-Whole Premium, if any. To the extent that any such refunding transaction were not to be consummated, the related Lessor Notes would not be redeemed and would remain outstanding and no Indenture Default or Indenture Event of Default would occur as a result of such redemption not occurring or such refunding transaction not being consummated. (Indenture, Section 2.14)

         In addition to the foregoing, each Owner Trustee may, but will not be obligated to, cause the redemption of all, but not less than all, of the Lessor Notes issued and outstanding under the related Indenture after an Indenture Event of Default which is also a Lease Event of Default has occurred and is continuing at a Redemption Price equal to the outstanding principal amount of such Lessor Notes, together with interest accrued and unpaid thereon to the date fixed for prepayment, plus, prior to January 5, 2012, a Make-Whole Premium; provided that if the Indenture Trustee has given the Owner Trustee the requisite notice of its intent to accelerate such Lessor Notes as a result of such Lease Event of Default, any such prepayment will be without any Make-Whole Premium or other prepayment penalty of any kind. (Indenture, Section 2.12)

         The "Make-Whole Premium" means the excess, if any, of (a) the net present value of the remaining scheduled principal and interest payments in respect of the outstanding Lessor Notes discounted to the applicable redemption date on a semiannual basis at the Treasury Rate (as defined below) over (b) the aggregate principal amount of the Lessor Notes to be redeemed on such redemption date plus any accrued and unpaid interest thereon, as calculated by an independent investment banking institution of national standing appointed by the Company on behalf of the Owner Trustee (or directly by the Owner Trustee if any Lease Event of Default exists).

         The "Treasury Rate" means, with respect to the determination of a Make-Whole Premium, (i) in the case of a Lessor Note bearing a final stated maturity of less than one year after the related redemption date, a rate of interest per annum, determined by the independent investment banking institution as of the third Business Day preceding the applicable redemption date, equal to the average yield to maturity of, and resulting from the bidding for (on government bond equivalent basis), the applicable United States Treasury Bill due the week in which such final stated maturity occurs or (ii) in the case of all other Lessor Notes, a rate of interest per annum determined by the independent investment banking institution as of the third Business Day preceding the applicable redemption date, to be equal to the average yield to maturity of, and resulting from the bidding for, the most comparable United States Treasury Notes, as identified by the independent investment banking institution, corresponding in maturity to the Weighted Average Life to Maturity (as described below) of the Lessor Notes then subject to the related redemption (or, if there is no maturity corresponding to such Weighted Average Life to Maturity, an interpolation, on a straight-line basis, between the yield on (a) the United States Treasury Note with a constant maturity closest to and greater than the Weighted Average Life to Maturity of such Lessor Notes and (b) the United State Treasury Note with a constant maturity closest to and less than such Weighted Average Life to Maturity); such yield to be determined by the independent investment banking institution by reference to the yield of the relevant United States Treasury Notes as published in "Statistical Release H.15
(519), Selected Interest Rates" (or any successor publication) by the Board of Governors of the Federal Reserve System at or prior to 12:00 noon, New York time, on the third Business Day preceding the applicable redemption date.

         The "Weighted Average Life to Maturity" means, with respect to any indebtedness as at the time of determination thereof, the number of years obtained by dividing the then Remaining Dollar Years of such indebtedness by the then outstanding principal amount of such indebtedness. The term "Remaining Dollar Years" of any indebtedness means the amount obtained by (i) multiplying the amount of each then remaining sinking fund, serial maturity or other required repayment of principal, including repayment at final maturity, by the number of years (calculated to the nearest 1/12) which will elapse between the date of determination and the date of that required repayment, and (ii) totalling all the products obtained in the preceding clause (i).

INDENTURE EVENTS OF DEFAULT

         "Events of default" under each Indenture ("Indenture Events of Default") include: (a) any Lease Event of Default under the related Lease (other than the failure of the Company to pay certain amounts to the Owner Trustees which are not assigned as security for the Lessor Notes ("Excepted Payments") and subject to the rights of the Owner Trustee to cure defaults in the payment of rent described below and to purchase the Lessor Notes as described under "-- Prepayment," (b) a failure by the Owner Trustee to pay any amount of principal of, Make-Whole Premium, if any, or interest on any Lessor Note within five Business Days after the same becomes due under such Lessor Note or under the Indenture; (c) any representation or warranty made by any Owner Participant in the Participation Agreement or by the Owner Trustee in the Indenture or in the Participation Agreement proves to have been false or incorrect in any material respect when made or given and remains a misrepresentation or breach of warranty which is material and adverse to the Holders or their interests in the related Indenture Estate at the time such matter is brought to the attention of the related Indenture Trustee; provided, however, that such misrepresentation or breach of warranty shall not be an Indenture Event of Default unless all consequences thereof are not cured within 60 calendar days after written notice of the matter is given to the related Owner Trustee and Owner Participants by the Indenture Trustee; (d) a failure by the Owner Trustee to observe or perform certain covenants or obligations to be performed or observed by it under the Participation Agreement or any failure by the Owner Participants to observe or perform certain covenants or obligations of the Owner Participants under the Participation Agreement which are to or for the benefit of the Indenture Trustee or the Holder of any Lessor Note and are not remedied within a period of 60 calendar days after notice thereof has been given to the Owner Trustee and the Owner Participant by the Indenture Trustee; provided that if such failure to comply cannot be cured by the payment of money within such 60 day period, such failure to comply will not be an Indenture Event of Default so long as the Owner Trustee or the Owner Participant, as the case may be, diligently pursues such cure (but such cure period may not exceed 360 days); or (e) the occurrence of certain specified bankruptcy, insolvency, reorganization or similar events with respect to the related Trust Estate or the Owner Trustee. (Indenture, Section 4.01)

         There are no cross-defaults to other debt instruments of the Company in the Indentures, but, indirectly, the Leases are cross-defaulted insofar as each would be treated as a Financing Lease and each Lease would be defaulted if the Company is in default under a Financing Lease. Consequently, any event resulting in an Indenture Event of Default under one Indenture will not, in and of itself, result in the occurrence of an Indenture Event of Default under any other Indenture.

RIGHTS OF OWNER TRUSTEES TO CURE, PREPAY AND ACCELERATE THE LESSOR NOTES

         Each Indenture provides that an Indenture Event of Default thereunder is to be deemed cured (i) if such Indenture Event of Default results from a non-payment of interim or basic rent under the related Lease, if the Owner Trustee, upon instruction from the Owner Participant, pays a sum equal to the amount of all principal and interest then due and payable on the related Lessor Notes within 15 Business Days after notice of such Indenture Event of Default has been given by the Indenture Trustee to the related Owner Trustee and Owner Participants or (ii) if such Indenture Event of Default relates to a default by the Company in any obligation under such Lease other than the payment of interim or basic rent, if the Owner Trustee, upon instructions of the Owner Participants, performs such obligation on behalf of the Company at any time prior to 15 Business Days after notice of such Indenture Event of Default has been given by the Indenture Trustee to the related Owner Trustee and Owner Participants. For purposes of determining whether an Indenture Event of Default shall have occurred, timely payment or performance by the related Owner Trustee of the amounts or obligations referred to in the two preceding sentences shall, to the extent of such payment or performance, be deemed to remedy any Lease Event of Default with respect thereto or any default by such Owner Trustee in the payment of any amount due and payable under the related Lessor Notes or Indenture. In such event, the Owner Participants are subrogated to the rights of the Holders of the Lessor Notes under the related Indenture to receive the relevant rent payments from the Indenture Trustee in accordance with the Indenture and is entitled to receive payment of such upon receipt thereof by the Indenture Trustee, provided that such Lessor Notes have not been accelerated pursuant to Section 4.03 of the Indenture.
Notwithstanding the foregoing, such Owner Trustee shall not be permitted to cure more than three consecutive or six cumulative defaults in the payment of interim rent or basic rent. The Indenture Trustee shall not exercise any remedies under the Indenture or under the lease during any period in which the Owner Trustee may cure a default by the Company as provided in Section 4.02 of the Indenture. (Indenture, Section 4.02)

         Each Owner Trustee also has the right to prepay the related Lessor Notes during the continuance of an Indenture Event of Default which is the result of a Lease Event of Default as described above under "-- Prepayment."

         Each Owner Trustee may also declare the related Lease in default after a Lease Event of Default and exercise its right to demand payment of the stipulated loss value of its interest in the Facility. In such event, upon receipt by the Indenture Trustee of such stipulated loss value, the principal amount of the related Lessor Notes will be deemed to have been declared due and payable.

NOTICE OF EVENTS OF DEFAULT; ACTION BY TRUSTEE; WAIVER


         In the event the Indenture Trustee has knowledge of a default, or event of default under its Indenture, the Indenture Trustee is required to give prompt written notice thereof to the related Owner Participants, Lessee, Holders and Owner Trustee. The Indenture Trustee will only be deemed to have such knowledge if an officer in its Corporate Trust Services Division has actual knowledge thereof unless notified in writing by the Company, the Owner Trustee or one or more related Holders, except that the failure of the Company to pay any installment of interim rent or basic rent due under the Lease within one Business Day will constitute such knowledge. Notwithstanding the foregoing, if such Indenture Trustee exercises any remedies under the related Lease or elects to foreclose or otherwise enforce its Indenture, it will be required to notify the related Owner Participants, Owner Trustee, Lessee and Holders. Subject to the terms of each Indenture dealing with the enforcement of remedies and the rights of the Indenture Trustee to indemnification in the taking of any action, and further subject to the right of the Owner Trustee to cure defaults as described above, the related Indenture Trustee will be required to take, or refrain from taking, such action as shall be instructed in writing by a Majority in Interest of Holders of the Lessor Notes or, in the absence of such instructions, may (but shall be under no duty to) take such action, or refrain from taking such action, as it shall determine to be advisable and in the best interests of the Holders. In the event that an Indenture Event of Default has occurred and is continuing, such Indenture Trustee will be required to exercise such of the rights and powers vested in it under its Indenture, and use the same degree of care and skill in the exercise thereof, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any action that an Indenture Trustee may take, whether or not in respect of instructions received from the related Holders, will be subject to the provisions and limitations of the Transaction Documents and applicable law. Such limitations will include, as well as the matters discussed above and the matters discussed below under the caption "-- Remedies," provisions in each Indenture to the effect that the Indenture Trustee thereunder will not be required to take any action or refrain from taking any action thereunder unless it has been indemnified against any liability, cost or expense (including counsel fees) which may be incurred in connection therewith. No Indenture Trustee shall be under any obligation to take any action under its Indenture, and nothing therein shall require it to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured. In addition, no Indenture Trustee will be required to take any action under its Indenture if it has been advised by counsel that such action is contrary to the terms thereof or of the related Transaction Documents, or is otherwise contrary to law. (Indenture, Sections 5.01, 5.02 and 5.03)

         If an Indenture Event of Default occurs and is continuing, any sums held or received by the related Indenture Trustee may be applied to reimburse such Indenture Trustee and the related Pass Through Trustee for any tax, expense or other loss incurred by them and to pay any other amounts due to them prior to any payments to the related Holders. (Indenture, Article III)

         A Majority in Interest of Holders of the Lessor Notes issued under an Indenture may on behalf of all Holders direct the related Indenture Trustee to waive any past default under such Indenture and its consequences, except that consent from each related Holder is required with respect to a waiver of such a default in respect of the payment of the principal of, Make-Whole Premium, if any, or interest or other amounts due on any Lessor Note then outstanding under such Indenture or in respect of any covenant or provision of such Indenture that, pursuant to the provisions thereof, could not be modified or amended without the consent of each such Holder. (Indenture, Section 4.07)

         Each Lessee is required under the provisions of the related Participation Agreement to furnish an annual certificate stating whether, to the knowledge of the officer delivering such certificate, there exists any Lease Event of Default, Lease Default or Event of Loss, and if any such event exists, stating its nature and period of existence and what action such Lessee is taking and proposes to take with respect thereto. (Participation Agreement, Section 10(b)(i)(D))

REMEDIES

         Each Indenture provides that, after the expiration of the periods in which an Owner Trustee may exercise its cure rights as described above under the caption "-- Rights of Owner Trustees to Cure, Prepay and Accelerate the Lessor Notes," and subject to the matters described below, if any Indenture Event of Default has occurred and is continuing thereunder, upon the giving of any requisite notice to the Owner Trustee and the Owner Participant the related Indenture Trustee may at any time, and, upon instructions from the Majority in Interest of the Holders of the related Lessor Notes, will, declare all such Lessor Notes to be due and payable. Notwithstanding the foregoing, if, prior to such declaration the related Owner Trustee delivers the requisite notice exercising its right to redeem the relevant Lessor Notes as described in "-- Prepayment" above, the Indenture Trustee's right to declare all such Lessor Notes due and payable shall be suspended until the relevant redemption date.
If an Owner Trustee has declared the related Lease in default after a Lease Event of Default and the Indenture Trustee has received payment of the related stipulated loss value, the principal amount of the related Lessor Notes will be deemed to have been declared due and payable. If at any time after the principal of such Lessor Notes is declared due and payable, and before any judgment or decree for the payment of the money so due, or any thereof, is entered, all overdue payments of interest upon such Lessor Notes and all other amounts payable under such Lessor Notes (except the principal of such Lessor Notes which by such declaration shall have become payable) shall have been duly paid, and every other Indenture Event of Default with respect to any covenant or provision of the related Indenture shall have been cured, then and in every case such a Majority in Interest of Holders of such Lessor Notes may rescind and annul the Indenture Trustee's declaration and its consequences; but no such rescission or annulment will extend to or affect any subsequent Indenture Event of Default or impair any right consequent thereon or require any Holder to repay any amount received as a result of such declaration. (Indenture, Section 4.03)

         If the Lessor Notes have been accelerated and so long as such acceleration is not rescinded, the related Indenture Trustee may exercise certain rights or remedies available to it under applicable law and, if a Lease Event of Default under the related Lease has occurred, one or more of the remedies afforded to the related Owner Trustee under its Lease in respect of Events of Default thereunder, provided that such Indenture Trustee is required to give the related Owner Participants and Owner Trustee at least thirty calendar days notice of any public or private auction of the related Undivided Interest and other properties covered by such Indenture. Any sale or other transfer of such properties will be at such prices, on such terms and in such manner as may be deemed appropriate by the related Indenture Trustee. Any properties sold in the exercise of such remedies will be free and clear of any rights or interests of the related Owner Trustee. (Indenture, Section 4.03)

         Notwithstanding the rights and powers of each Indenture Trustee described above, so long as an Indenture Event of Default that is also a Lease Event of Default has occurred and is continuing, the Indenture Trustee shall not proceed to foreclose the Lien of its Indenture or exercise any other remedies thereunder, unless it proceeds (to the extent it has not already done so) to declare such Lease to be in default and commence the exercise of remedies thereunder to terminate such Lease, dispossess the Company of its leasehold estate with the undivided ownership interest or take contemporaneous comparable action (whether or not its ability to exercise any such remedies is limited by any bankruptcy or insolvency proceedings affecting the Company).

WITHHOLDING TAXES

         Each Indenture provides that the Indenture Trustee is required, to the extent required by law, to deduct withholding taxes (and deposit the same with the relevant governmental authorities) from any payments in respect of a Lessor Note. For all purposes of the related Transaction Documents, any amounts so withheld by such Indenture Trustee from a payment due to a Holder shall be deemed to have been received by such Holder, and such Holder shall not be entitled to any indemnification in respect of such withholding from any party to such Transaction Documents. Purchasers should consult with their tax advisers with respect to withholding tax matters. (Indenture, Sections 2.04 and 5.02)

MODIFICATION OF TRANSACTION DOCUMENTS;
CERTAIN WAIVERS


         Subject to the next two paragraphs, the respective parties to the Basic Documents may, at any time and from time to time, without the consent of either the Indenture Trustee or any Holder of Lessor Notes under the relevant Indenture, amend, waive or modify any of the provisions of such agreements; provided that the provisions of each Lease with respect to Events of Default and remedies may not be amended, waived or modified without the consent of a Majority in Interest of the Holders of the Lessor Notes under the relevant Indenture. (Indenture, Section 8.01(a))



          Notwithstanding the foregoing, without the consent of the Holder of each outstanding Lessor Note under the relevant Indenture, no modification or amendment with respect to any Basic Document shall (1) modify or amend the related Lease in such a way as to extend the time of payment of Basic Rent, Stipulated Loss Value, Termination Value, the Early Buy-out Price, or any other amount payable under, or provided in, such Lease which would be required to be paid to such Holders, (2) reduce the amount of any installment of Basic Rent so that the same is less than the payment of principal of and interest on the Lessor Notes to be made from such installment or payment, (3) reduce the aggregate amount of Stipulated Loss Value or Termination Value or amounts payable in respect of the Early Buy-Out Price of any other amounts payable under, or as provided in, such Lease upon the occurrence of an Event of Loss, on the Termination Date or the Early Buy-Out Date or in respect of any other termination of the Lease so that the same is less, together with any other amounts payable under, or as provided in, such Lease, than the Redemption Price payable under the applicable Indenture at the applicable Redemption Date, or (4) release the Lessee from its obligations in respect of the payment of Basic Rent, Stipulated Loss Value (and any other amounts payable upon the occurrence of an Event of Loss), Termination Value, the Early Buy-Out Price or any amounts payable under Section 8(h) of such Lease in consequence of the failure of the Lessor to finance certain Modifications. (Indenture, Section 8.01(b))



          With the consent of a Majority in Interest of Holders of the Lessor Notes under the applicable Indenture and, so long as no Event of Default or Bankruptcy Default shall have occurred and be continuing, the Company, the Owner Trustee and the Indenture Trustee may enter into an Indenture Supplement to add to or to change or eliminate any provisions of the relevant Indenture or to modify the rights of such Holders; provided, however, that, without the consent of each Holder under the relevant Indenture affected thereby, no amendment to the relevant Indenture or any other Basic Document may (1) reduce the principal amount of any Lessor Note or the amount of any payment of principal, premium or interest due on any Lessor Note or extend the time of payment of any amount owing or payable in respect of such Lessor Note, (2) change the dates on which any principal, premium, if any, or interest is due on any Lessor Note, (3) create any Lien on the Indenture Estate prior to or pari passu with the Lien on such Indenture Estate under the relevant Indenture, except as contemplated by such Indenture, or deprive any Holder of the benefit of the Lien on the Indenture Estate created by such Indenture, or (4) reduce the percentage in principal amount of the Lessor Notes, the consent of whose Holders is required for any action or waiver under such Indenture. (Indenture, Section 8.01A)


         With respect to each Indenture, without the consent of any of the Holders of the Lessor Notes then outstanding, the Indenture Trustee and the Owner Trustee (in certain circumstances with the consent of the Company) may enter into any indenture supplements (i) to evidence the appointment of a successor Owner Trustee or Indenture Trustee; (ii) to subject to the Lien of the Indenture the related Owner Trustee's Share of Components or Modifications to the Facility; (iii) to make such modifications requested by such Owner Trustee as are appropriate in the event that there are multiple Owner Participants; (iv) to cure any ambiguity, to correct or supplement any provision in the related Indenture which may be inconsistent with any other provision therein; (v) to provide for the issuance of Supplemental Financing Notes as contemplated by the Indenture; or (vi) to add to the rights of the Holders or the Indenture Trustee. (Indenture, Section 8.02)

LIMITATION OF LIABILITY OF OWNER TRUSTEES

         The Lessor Notes which secure the Pass Through Certificates are not direct obligations of, or guaranteed by, the Company. Neither any Owner Participant nor The First National Bank of Chicago shall be liable to any holder of a Lessor Note or for any amounts payable under the Lessor Notes or, except as provided in the Indentures, for any obligation under the Indentures. All payments of principal of, Make-Whole Premium, if any, and interest on, the Lessor Notes will be made only from the assets subject to the Lien of the respective Indentures or the income and proceeds received by the Indenture Trustee therefrom (including basic rent and certain other amounts payable by the Company under the Leases). (Indenture, Section 2.05)

SUPPLEMENTAL FINANCING NOTES

         With respect to each Indenture, at the request of the Company and so long as no Indenture Event of Default that constitutes a Lease Event of Default exists, the Owner Trustee and the Indenture Trustee shall execute and deliver an Indenture Supplement providing for the creation of supplemental financing notes ("Supplemental Financing Notes") in connection with the financing of any alteration, modification, additions or improvements to the Facility. Such Indenture Supplement shall set forth the maximum principal amount, text, maturity date, rate of interest on, terms for repayment, prepayment or redemption and any other particulars necessary to describe and define such Supplemental Financing Notes. (Indenture, Section 2.15(a))

         No Supplemental Financing Notes may be issued under an Indenture without the consent of the holders of two-thirds of the aggregate unpaid principal amount of the Lessor Notes issued under such Indenture if (i) the Weighted Average Life to Maturity of such Supplemental Financing Notes as of the date of issuance of such Supplemental Financing Notes would be shorter than that of the related Lessor Notes then outstanding; (ii) such Supplemental Financing Notes would be issued for an amount less than 100% of face amount thereof; (iii) such Supplemental Financing Notes would benefit from the same collateral security, guarantees, indemnity rights or other support or rights securing, supporting or applicable to the Lessor Notes then outstanding; or
(iv) the following conditions set forth in the Lease have not been satisfied:
(x) both such Lessor Notes and the Supplemental Financing Notes will be rated BBB- or higher in the case of Standard & Poor's or Baa3 or higher in the case of Moody's upon completion of the Supplemental Financing, and the Company will not be on credit watch for a possible downgrade, (y) the term of the Supplemental Financing Notes will not extend beyond the Basic Lease Term and
(z) the Supplemental Financing Notes issued under both Indentures are in a principal amount in excess of $10,000,000 and the principal amount of such Supplemental Financing Notes issued under both Indentures, together with all prior issues of the Supplemental Financing Notes issued under both Indentures, is less than $40,000,000. Such Supplemental Financing Notes will be subject to the Lien of the applicable Indenture and will be issued pari passu with the other Lessor Notes. No holder of a Pass Through Certificate, as such, will have any right to, or interest in, any Supplemental Financing Note. (Indenture, Section 2.15(b))

INDENTURE TRUSTEES

         If the Lessor Notes have been accelerated and such acceleration has not been rescinded, any sums held or received by the Indenture Trustee may be applied to the payment of obligations incurred by the Indenture Trustee and the Pass Through Trustee prior to any payments to holders of Lessor Notes. (Indenture, Section 3.03) Subject to certain limitations, if there is an Indenture Event of Default when the Indenture Trustee receives a rent installment, then the Indenture Trustee may retain such payments until the earlier of certain conditions have been met. (Indenture 3.03(b))

         Each Indenture provides that the Indenture Trustee shall not be answerable or accountable under any circumstances, unless for its own wilful misconduct or gross negligence, and except for liabilities on account of representations, warranties or covenants made by it in its individual capacity. Each Indenture further provides that, in the case of any event of default under any Indenture and the acceleration of the Lessor Notes, the Indenture Trustee shall exercise such of the rights and remedies vested in it by such Indenture and shall use the same degree of care in their exercise as a prudent man would exercise or use in the circumstances in the conduct of his own affairs, provided that if in the opinion of the Indenture Trustee such action may tend to involve expense or liability, it shall not be obligated to take such action unless it is furnished with an indemnity satisfactory to it. (Indenture, Sections 3.07, 5.02 and 5.04)

SCHEDULED PAYMENTS


         The following table sets forth the principal repayment schedule on the Lessor Notes:



                         SCHEDULE OF PRINCIPAL PAYMENT DATES
                               AND PRINCIPAL PAYMENTS

    Principal Payment
    Date (Interest               Percentage of                   Principal
    Payment Date                 Original Principal              Amount to be
    Occurring On)                Amount to be Paid               Paid
    -----------------            ------------------              ------------





CERTAIN CONSIDERATIONS IN THE EVENT OF BANKRUPTCY

         In the event a bankruptcy case is filed with respect to the Company,
Section 365 of the Bankruptcy Code gives to a trustee in bankruptcy or a debtor-in-possession acting for the Company the right to reject the Lease and disaffirm any further obligations thereunder. In the event of such a rejection, the Owner Trustee and the Indenture Trustee would be entitled to possession of the Facility and could assert an unsecured claim against the Company for damages because of the early termination of the Lease. Although the Company and the Owner Trustee have agreed that the Facility shall be deemed to be severed from the Site Interest, if the Lease were determined to be a lease of real property, the amount of such claim would be limited under Section 502 of the Bankruptcy Code to the sum of (i) any accrued and unpaid rent (without giving effect to any early termination penalties) as of the commencement date of the bankruptcy proceeding plus (ii) rent payable under the Lease (without giving effect to any early termination penalties) for a period equal to the greater of one year or 15% of the remaining term of the Lease from the date of commencement of the bankruptcy proceedings (assuming the Company was in possession of the Facility on that date).

         In the event of a bankruptcy of an Owner Participant, it is possible that, notwithstanding that such Owner Participant's interest in the Facility is owned by the Owner Trustee in trust, the related Leases, the related Owner Trustee and the Lessor Notes might become affected by the bankruptcy proceedings. In such event, payments under the related Leases or on the Lessor Notes might be interrupted and the ability of the Indenture Trustee to exercise its remedies under the related Indenture might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of the related Lease and the related undivided ownership interest in the Facility.

                           DESCRIPTION OF THE LEASES

         The statements under this caption are summaries and do not purport to be complete. The summaries are qualified in their entirety by reference to the Leases, a copy of the form of which has been filed as an exhibit to the Registration Statement.

TERM AND RENTALS

         The Owner Trustees will acquire separate undivided ownership interests in the Facility aggregating 100% and will lease such interests to the Company pursuant to separate Leases, each having a lease term expiring on September 28, 2015, unless earlier terminated or extended as described below (the "Basic Lease Term"). Basic rent is required to be paid by the Company under the Leases in immediately available funds on each January 5 and July 5, commencing on and after January 5, 1995 unless the scheduled due date is not a business day, in which case such basic rent is required to be paid in immediately available funds, together with interest thereon, on the next business day with the same effect as though made on the due date. (Lease, Section 3(a) and 3(d)) The basic rent payable under each Lease on each payment date and any stipulated loss value or termination value (both of which are predetermined amounts required to be paid to the related Owner Trustee upon termination of its investment in the Facility, plus amounts necessary to prepay the Lessor Notes of each Owner Trustee) payable on any date on which such payment is due, is required to be at least equal to all principal of, Make-Whole Premium, if any, and interest on the Lessor Notes of such Owner Trustee then due and payable on such date. (Lease, Section 3(g)) Except in the case of a default or event of default under the related Indenture, each payment of basic rent by the Company during such time as such Indenture is in effect will be made and applied, first, to the payment of principal and interest due from a Owner Trustee on its Lessor Notes on each January 5 and July 5, unless the scheduled payment date is not a business day, in which case such payment is required to be made on the next business day with the same effect as though made on the date due. (Indenture, Sections 2.06 and 3.01) The balance of any payments of basic rent under the Leases, after payment of the scheduled principal and interest on the Lessor Notes, will be paid over to the respective Owner Participants, as beneficial owners of the undivided ownership interests in the Facility. (Indenture, Section 3.01)

NET LEASE

         The obligations of the Company under each Lease will be those of a Lessee under a "net lease." Accordingly, the Company will agree that it will, at its own cost and expense, (i) operate, service, repair and maintain the Facility and Site Interest (including replacement of components and the making of required modifications) so that the condition and operating efficiency thereof will be maintained and preserved, ordinary wear and tear excepted, in accordance with (x) prudent mining industry practice for property or systems of a similar size and nature in the western region of the United States of America, (y) such operating standards as shall be required to enforce warranty claims against any contractor, vendor, manufacturer, or subcontractor, and (z) the terms and conditions of all insurance policies in effect at any time with respect to the Facility, the Site Interest, any component incorporated therein or the undivided ownership interest, and (ii) comply with any applicable laws, whether pertaining to health, safety, the environment or otherwise, affecting the Facility, the Site Interest, any component incorporated therein or the undivided ownership interest, and the use, operation and maintenance thereof unless the validity or applicability of any such law is being contested as permitted under such Lease. (Lease, Sections 8(a), 8(c), 8(d) and 8(k))

         The Company's obligation to pay all rents under the Leases is absolute and unconditional and is not to be affected by any set-off, abatement, counterclaim, suspension, recoupment, reduction, defense, or any other right which the Company may have against the Owner Trustees, the Owner Participants, the Indenture Trustees, or any other Person. (Lease, Section 4)

LIENS

         Other than certain permitted liens, the Company may not create, incur, assume or suffer to exist any Liens on or with respect to the Facility, any component incorporated therein or the undivided ownership interest, or the Owner Trustee's title thereto or any interest of the Owner Trustee therein.
The Company will, promptly, at its own expense, take such action as may be necessary to discharge any such Lien created. (Lease, Section 7)

MODIFICATIONS

         The Company has the right to make optional alterations, modifications, additions or improvements to the Facility, provided, among other things, that no such alterations, modifications, additions or improvements impair the value, utility or useful life of the Facility. (Lease, Section 8(d)) At its expense, the Company must make any alterations, modifications, additions or improvements to the Facility as may reasonably be required from time to time to maintain the Facility in accordance with prudent mining industry practice for property or facilities of a similar size and nature in the Western region of the United States of America or to meet the requirements of any applicable laws. (Lease, Section 8(d)) Title to alterations, modifications, additions and improvements vests in the Owner Trustees to the extent of their undivided interests in the Facility unless such alteration, modification, addition or improvement (i) was not required to be made by the Leases, (ii) may be removed without reducing the value, utility or condition which the Facility would have had if the same had not been made, and (iii) was not financed by the Owner Trustees as provided in the Leases. (Lease, Section 8(f))

         With respect to each Lease the Company may request that the Owner Trustee provide financing to the extent of its undivided interests in any alteration, modification, addition or improvement incorporated in the Facility ("Supplemental Financing"). Provided no Bankruptcy Default, Payment Default or Lease Event of Default exists, and the Company elects to effect, and arranges, such a transaction, the Owner Trustee may issue one or more Supplemental Financing Notes under the related Indenture, which notes shall be pari passu with the other Lessor Notes issued on the Closing Date. The Supplemental Financing Notes will only be issued upon satisfaction of certain conditions contained in the Lease.

         The Company has the right to terminate either Lease and purchase the Facility for (i) the applicable termination value if the Company shall propose financing of required modifications having an aggregate capital cost greater than $20,000,000, or (ii) the higher of fair market value or termination value if the Company shall propose optional, non-severable modifications having an aggregate cost greater than $20,000,000. In either case, the Company has such right to terminate such Lease only if the related Owner Trustee declines to effect a Supplemental Financing or the Company and such Owner Trustee are unable to reach agreement on financing with respect to such modifications. (Lease, Section 8(h)). The Company may only exercise its right to purchase the Facility as described above, if it concurrently exercises its parallel right under the other Lease. (Lease, Section 21(f))

POSSESSION, SUBLEASE AND TRANSFER

         The Company is not permitted to assign its leasehold interest under either Lease to any person without the prior written consent of the related Owner Trustee, provided, however, that the Company may assign its leasehold interest to any of its affiliates, but unless the related Owner Participants and Indenture Trustee have consented to such assignment, the Company shall remain primarily liable for the performance of its obligations under such Lease. So long as the senior unsecured debt of the Company shall be rated BBB-or higher in the case of Standard & Poor's or Baa3 or higher in the case of Moody's, the Company may, without the consent of the Owner Trustees, sublease the undivided interests or Facility to any person. Notwithstanding any such sublease, the Company shall remain primarily liable for the performance of its obligations under the Leases. (Lease, Section 12). The Company may only assign or sublease its interest in the Facility as described above, if it concurrently takes the same action under the other Lease. (Lease, Section 21(f))

INSURANCE

         The Company is required under the Leases, at its own cost and expense, to cause to be carried and maintained property insurance, with financially sound and reputable insurers satisfactory to the Owner Trustees, against damage or destruction of the Facility and covering full replacement cost, and general liability insurance with respect to third party bodily injury and property damage, in each case in amounts (after deductibles or self-insurance amounts) and against risks (i) consistent with prudent mining industry practice for property or facilities of a similar size and nature in the western region of the United States of America, (ii) at least comparable in amounts and against risks customarily insured against by the Company for its other properties in the western region of the United States of America and (iii) sufficient to prevent each Owner Trustee or Indenture Trustee from becoming at any time a co-insurer with respect to any loss relating to events or occurrences covered under any policy.


         Provided no Bankruptcy Default, Payment Default or Lease Event of Default exists, all insurance proceeds (except under insurance separately maintained by the Owner Participants) up to $10,000,000 on account of any physical loss or damage to the Facility, the Owner Trustees' interest in the Easements or the Site Interest or any part thereof (less the actual costs, fees and expenses incurred in the collection thereof) will be paid to the Company, and all insurance proceeds (except under insurance separately maintained by the Owner Participants) equal to or greater than $10,000,000 in the aggregate on account of physical loss or damage will be paid to the Indenture Trustee and all such proceeds shall be applied and dealt with as follows: (i) except as provided in clause (ii) below, all such proceeds shall be paid over, upon the satisfaction of certain requirements, to the Company as restoration progresses, to pay (or reimburse the Company for) the cost of restoration and (ii) all such proceeds in respect of an Event of Loss for which no election by the Company to restore or replace the damaged or lost portion of the Facility has been (or can be) made as described under "--
Event of Loss" below shall be applied to pay the stipulated loss value of the Facility and any excess loss proceeds shall be paid to the Company or the Owner Trustees as their respective interests may appear. (Lease, Sections 10(a) and 10(b))


SPECIAL PURCHASE OPTION

         The Company has the option under each of the Leases to purchase each Owner Trustee's undivided ownership interest in the Facility in certain circumstances, including on January 5, 2012, exercisable by giving not less than 180 days' written notice, for a purchase price in immediately available funds in an amount equal to the Early Buy-Out Price (being a predetermined percentage of the Facility Cost), plus any other rent then due.

         The Company may only exercise this right to purchase the Facility if it concurrently exercises its parallel right under the other Lease. (Lease, Section 21(f))

         Each Indenture requires, as a condition to the release of the Lien of such Indenture upon the exercise of this right, among other things, that the Indenture Trustee has received full payment of all principal of, and interest on, the Lessor Notes. (Indenture, Section 9.01)

EARLY TERMINATION RIGHTS

         After July 5, 2003, the Company may terminate each Lease if (i) it, in its sole discretion, determines that the Facility is obsolete or surplus or uneconomic for the Company's needs, (ii) the Facility is in the requisite condition and repair, and (iii) no Lease Event of Default, Payment Default or Bankruptcy Default exists. Such termination shall occur on a rent payment date and is exercisable not less than 6 months after the Company has given written notice of its termination. Upon such termination, the Company (unless the relevant Owner Trustee elects to retain the undivided ownership interest in the Facility as described below) shall pay the Owner Trustee the termination value of its interest in the Facility plus all unpaid rent then due and payable. If no sale of the undivided ownership interests shall have been completed on the termination date, the Lease will continue in full force and effect. (Lease, Section 15(a)) The Company may only exercise its early termination rights as described above, if it concurrently exercises its parallel rights under the other Lease. (Lease, Section 21(f))

         If by 45 days' notice prior to the termination date, the Owner Trustee elects to retain, rather than sell the undivided ownership interests, which it may do only with the consent of the related Owner Participants, then the Owner Trustee will pay to the Indenture Trustee an amount equal to the principal amount of the outstanding Lessor Notes to be redeemed in connection with such termination plus all interest accrued, and Make-Whole Premium, if any as provided for in the Indenture. If the Owner Trustee elects to retain the undivided ownership interest, the Company shall not be required to pay any termination value. (Lease, Section 15(b); Indenture, Section 3.02)

EVENTS OF LOSS

         If any Event of Loss occurs with respect to the Facility, the Easements or the Site Interest, the Company shall purchase either Owner Trustees' undivided ownership interests in the Facility by paying or causing to be paid to each Owner Trustee on the first following rent payment date occurring at least 20 days after such Event of Loss the stipulated loss value of such Owner Trustee's undivided ownership interest in the Facility (being a predetermined amount required to be paid to the related Owner Participant upon termination of its investment in the Facility, plus amounts necessary to prepay the Lessor Notes of each Owner Trustee); provided that where such Event of Loss results from loss, damage or destruction of the Facility or Site Interest, the Company may, under certain circumstances, not later than 60 days prior to such scheduled payment date, irrevocably elect to and shall thereafter rebuild and restore the Facility and Site Interest to the condition in which it was required to be maintained at the time of such Event of Loss, in which case each Lease shall continue to be in full force and effect. If the Company pays the stipulated loss value then required to be paid (which in all circumstances will be in excess of the principal of, and interest on, the Lessor Notes then outstanding), the Lien of each Indenture and each Lease will terminate with respect to the Facility, title thereto shall be transferred to the Company, the obligation of the Company thereafter to make rental payments with respect to the Facility will cease, and the aggregate of the stipulated loss value payments made by the Company shall be applied as provided in the Indenture to the payment of all amounts then due and payable to the Indenture Trustee and the Pass Through Trustee under the Transaction Documents and the prepayment of the Lessor Notes. (Lease, Section 9(b); Indenture, Sections 3.02 and 9.01)
The Company may only purchase an Owner Trustee's undivided ownership interest in the Facility as described above, if it concurrently takes the same action under the other Lease. (Lease, Section
21(f))

         An Event of Loss under each Lease means any of the following events:

         (a) the Facility (including the undivided ownership interests) or the Site Interest is, or the rights in the Easements are, (i) destroyed, damaged beyond repair or, in the good faith and reasonable opinion of the Company (confirmed by an independent engineer reasonably satisfactory to the Owner Participant) rendered permanently unfit for normal use for any reason whatsoever, (ii) condemned, confiscated or seized in whole or any significant part, for a period which extends beyond the expiration of the Basic Lease Term, or (iii) not operated by the Company for its intended use for a period exceeding two years; or

         (b) title to the Facility or the Site Interest or any material portion thereof is, or the rights in the Easements are, requisitioned.


LEASE EVENTS OF DEFAULT


        Lease Events of Default under each Lease include, among other things:
(i) failure by the Company to pay basic rent, stipulated loss value, termination value or certain indemnities to the related Owner Participants within 5 days after the same becomes due; (ii) failure by the Company to pay any other rent within 20 business days after receipt by the Company of written notice from the Owner Trustee; (iii) failure by the Company to perform or observe in any material respect any other covenant, condition or agreement in such Lease or in any related document for 30 days after written notice by the Owner Trustee or the Indenture Trustee requiring that the same be cured, unless
(a) such failure is curable but cannot be cured within 30 days, and (b) the Company is diligently pursuing the cure of such failure (provided that, unless the Company exercises its purchase option in accordance with the following paragraph, such failure must be cured within 365 days, except that certain failures which would materially reduce the value of the Facility or expose the related Owner Participants or the Owner Trustee to recourse liability, must be cured within 90 days); (iv) certain material misrepresentations by the Company which remain uncured for 30 days following receipt of written notice from Owner Trustee (unless the Company is trying to cure and actually cures within 180 days from notice); (v) certain bankruptcy and insolvency events shall occur with respect to the Company; (vi) declaration of an event of default under any lease of equipment or real property which had a cost to the lessor exceeding $80,000,000 and having a term of not less than 15 years to which the Company is a party, as lessee; (vii) termination of the Ground Lease and Easement; or
(viii) failure by the Company to maintain certain requisite insurance within five Business Days after notice from the related Owner Trustee. (Lease, Section 16)


         Under each Lease, an event which, after the giving of notice or lapse of time, or both, would become a Lease Event of Default is a lease default (a "Lease Default"). With respect to each Lease, if (i) the Company is diligently pursuing the cure of a Lease Default which has remained unremedied for a period of at least (x) 270 days, in the case of Lease Defaults described in clause
(iii) of the preceding paragraph (70 days, if the applicable cure period is 90 days), or (y) 100 days in the case of a Lease Default described in clause (iv) of the preceding paragraph, (ii) the Company does not reasonably believe that such Lease Default can be cured within the applicable cure period, and (iii) the Company has demonstrated to the reasonable satisfaction of the Owner Participant its inability to cure such Lease Default within such applicable cure period, the Company shall have the right to purchase the undivided interest ownership at the end of the applicable cure period following the occurrence of such Lease Default. On the first Business Day following such applicable cure period, the Company shall pay to the Owner Trustee the higher of the then fair market value of the Facility or the stipulated loss value.

         If a Lease Event of Default shall have occurred and be continuing, and the Owner Trustee has declared the Lease to be in default, the Owner Trustee may exercise one or more of the remedies provided in the Lease with respect to its undivided ownership interest in the Facility. These remedies include the right to repossess and use such interest, to sell such interest free and clear of the rights of the Company and to retain the proceeds of such sale and to require the Company to pay as liquidated damages any unpaid basic rent due under such Lease through the payment date, specified in a written notice to the Company given at least ten days before such date plus whichever of the following amounts the Owner Trustee shall select, with interest on such amounts:

              (i) an amount equal to the excess, if any, of (A) the stipulated loss value as of such payment date, over (B) the aggregate fair market rental value of the Owner Trustee's undivided ownership interest in the Facility until the end of the basic term or the then current renewal term of the Lease, after discounting such rental value to present worth at the discount rate specified in the Lease;

             (ii) an amount equal to the excess, if any, of the stipulated loss value as of such payment date, over the fair market value of the Owner Trustee's undivided ownership interest in the Facility;

            (iii) an amount equal to the highest of (A) such stipulated loss value, (B) such discounted fair market rental value and (C) such fair market value, and, upon full payment by the Company of all sums due under the Lease, the Owner Trustee shall, at its option, either (x) exercise its reasonable best efforts promptly to sell its undivided ownership interest in the Facility and its interest under the Facility Agreements and other Transaction Documents and pay over to the Company the net proceeds of such sale (after deducting all reasonable costs and expenses) up to the amount set forth in clause (A), (B) or (C) above actually paid by the Company or (y) transfer its undivided ownership interest in the Facility to the Company and terminate its interest in the Facility Agreements and other Transaction Documents, whereupon the Lease shall terminate; or

             (iv) an amount equal to the excess of (A) the aggregate present worth of all installments of basic rent as of such payment date to the end of the basic term, discounted at the rate specified in the Lease over (B) the present worth of the aggregate fair market rental value of the Owner Trustee's undivided ownership interest in the Facility for the remainder of such basic term, discounted at the rate specified in the Lease. (Lease, Section 17)

MERGER; CONSOLIDATION; MAINTENANCE OF CORPORATE EXISTENCE

         Pursuant to the Participation Agreements, the Company has agreed that it will at all times maintain its existence as a corporation. The Company may consolidate with or merge into, or sell all or substantially all of its assets to, any person, so long as, (i) after giving effect thereto, no Lease Event of Default shall have occurred and be continuing, (ii) no Payment Default or Bankruptcy Default shall have occurred and be continuing, (iii) in the case of any transaction among affiliates of the Company, after giving effect to such transaction, the successor corporation shall (a) own all of the gold reserves and resources, and the related mining equipment, theretofore owned by the Company, and (b) have no material increase in liabilities in relation to the liabilities of the Company immediately prior thereto, (iv) in the case of any transaction other than one among affiliates of the Company, after giving effect thereto, the successor corporation shall have a tangible net worth equal to or in excess of the tangible net worth of the Company immediately prior thereto, and (v) in the case of a sale of assets, the purchaser shall have assumed the payment and performance obligations of the Company under the Lease and the other transaction documents. Any such transaction herein described shall be consummated in accordance with documents, and on the basis of legal opinions, which are, in both cases, in form and scope satisfactory to the Owner Participant, the Owner Trustee and the Indenture Trustee. (Participation Agreement, Sections 10(b)(iii) and 10(b)(iv))


                    DESCRIPTION OF OTHER FACILITY DOCUMENTS

         The statements under this caption are summaries and do not purport to be complete. The summaries are qualified in their entirety by reference to the Ground Lease and Easement and the Assignment of Contracts, copies of the form of which have been filed as exhibits to the Registration Statement.

GROUND LEASE AND EASEMENT

         Pursuant to the Ground Lease and Easement, the Company will lease to the Owner Trustees, as tenants in common, the land on which the Facility is located (the "Site Interest") and accept a grant from the Company of an easement relating to the adjacent Company premises for a fixed term of 32 years. Pursuant to the Ground Lease and Easement, the Company will retain certain rights with respect to the adjacent premises and the convey or plot. The Site Interest will be subleased back to the Company under the Leases.

ASSIGNMENT OF CONTRACTS

         Pursuant to two separate and identical Assignments of Contracts between the Company and each Owner Trustee, the Company assigns to such Owner Trustee, to the extent of its undivided ownership interest, as security for the payment of rent under each Lease and any other obligations owed by the Company under the transaction documents, all of the Company's right, title and interest with respect to certain specified construction contracts and an oxygen supply agreement. So long as there is no Event of Default or Bankruptcy Default, the Company will retain all of its rights under such contracts. Each Assignment of Contracts expressly recognizes that it will be assigned to the Indenture Trustee, as collateral for the payment of the Owner Trustee's obligations under each Lessor Note.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of Pass Through Certificates. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, rulings and decisions, all as in effect on the date of this Registration Statement, and all of which are subject to change by legislative, administrative or judicial action, possibly with retroactive effect. The statements of law and legal conclusions contained herein are based on the opinion of White & Case, counsel to the Company. The discussion below does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, banks, tax exempt organizations, insurance companies or foreign investors) may be subject to special rules. Investors should consult their own tax advisors in determining the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of Pass Through Certificates, including the advisability of making any election discussed below. The Pass Through Trust is not indemnified for any federal, state or local income taxes that may be imposed upon it, the imposition of which could reduce the amounts available for distribution to the Certificate Owners of the Pass Through Trust.

GENERAL

         Based upon an interpretation of analogous authorities under currently applicable law, the Pass Through Trust, if operated in accordance with the Pass Through Agreement, should not be classified as an association taxable as a corporation, but rather should be classified as a grantor trust for purposes of Sections 671 through 679 of the Code, and each Certificate Owner of the Pass Through Trust should be treated as owning a pro rata undivided interest in each Lessor Note and any other property held in the Pass Through Trust.

         Accordingly, each Certificate Owner should report on its federal income tax return its pro rata share of the entire income from the Lessor Notes and any other property in the Pass Through Trust, in accordance with such Certificate Owner's method of accounting. Subject to the rules on Original Issue Discount, a Certificate Owner using the cash method of accounting should take into account its pro rata share of income as and when received by the Pass Through Trustee. A Certificate Owner using an accrual method of accounting should take into account its pro rata share of income as such income is accrued or is received by the Pass Through Trustee, whichever is earlier.

         A purchaser of a Pass Through Certificate should be treated as purchasing an interest in each Lessor Note and any other property in the Pass Through Trust at a price determined by allocating the purchase price paid for the Pass Through Certificate among the related Lessor Notes and other property in proportion to their fair market values at the time of purchase of the Pass Through Certificate. When the Pass Through Trust has acquired all the related Lessor Notes, the purchase price paid for a Pass Through Certificate by an original purchaser of such certificate should be allocated among the Lessor Notes in such Pass Through Trust in proportion to their respective principal amounts.

         If the Pass Through Trust were treated as an association taxable as a corporation and if the income of the Pass Through Trust were not offset each year by its deductions, then the Pass Through Trust would be required to pay federal and state income taxes which would reduce amounts available to pay amounts due to Certificate Owners. As noted above, White & Case, counsel to the Company, is rendering its opinion that the Pass Through Trust should not be classified as an association taxable as a corporation, but rather should be classified as a grantor trust for federal income tax purposes. Therefore, the following discussion of federal income tax consequences is based upon the assumption that the Pass Through Trust is treated as a grantor trust, and not as an association taxable as a corporation.

SALES OF PASS THROUGH CERTIFICATES

         A Certificate Owner that sells or exchanges a Pass Through Certificate should be considered as having sold its pro rata portion of the Lessor Notes held by the Pass Through Trust and should recognize gain or loss (in the aggregate) equal to the difference between its adjusted tax basis in its pro rata portion of the Lessor Notes held by the Pass Through Trust and the amount realized (except to the extent attributable to accrued interest, which should be taxable as interest income to the extent not previously included in income). Subject to the market discount provisions of the Code (described below), if the Certificate Owner's pro rata portion of the Lessor Notes held by the Pass Through Trust is considered to be a capital asset, any such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the Pass Through Certificate was held for more than one year (but only to the extent the Pass Through Trust also held the underlying Lessor Notes for more than one year). Any long-term capital gains will be taxable under current law at the applicable marginal rate for capital gains. Any capital losses realized generally will be deductible by a corporate taxpayer only to the extent of capital gains and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

PREPAYMENT OF LESSOR NOTES

         If a Lessor Note held by the Pass Through Trust is prepaid, each Certificate Owner will be considered to have sold its pro rata portion of that Lessor Note, and will recognize gain or loss equal to the difference between its aggregate adjusted basis in the Lessor Note and the amount realized on the sale (except to the extent attributable to accrued interest, which would be taxable as interest income to the extent not previously included in income).

MARKET DISCOUNT

         Generally, the term "market discount" means the excess of the remaining principal amount of a Certificate Owner's pro rata portion of a Lessor Note over the Certificate Owner's tax basis allocable to such Lessor
Note immediately after its acquisition, subject to a de minimis exception.

         A Certificate Owner who acquires its pro rata portion of a Lessor Note at a market discount will be required to treat any gain realized on the disposition of such Lessor Note, except in certain nonrecognition transactions, as ordinary income to the extent of the market discount that accrued during the period that such holder held its pro rata portion of such Lessor Note.
Further, a disposition of a Pass Through Certificate by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if the Certificate Owner's pro rata portion of the Lessor Note had been sold for its fair market value.

         In the case of a principal payment on indebtedness subject to the market discount rules, Section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent of the market discount that has accrued during the period such indebtedness was held. The amount of any accrued market discount later required to be included in income upon a disposition, or subsequent partial principal payment, will be reduced by the amount of accrued market discount previously included in income.

         The explanatory Conference Committee Report to the Tax Reform Act of 1986 (the "Conference Report") indicates that, until Treasury regulations are promulgated requiring a different treatment, holders of installment obligations (such as the Lessor Notes) with market discount may elect to accrue market discount either on the basis of a constant interest rate or as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of remaining market discount that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period.

         Under Section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry indebtedness subject to the market discount rules exceeds the interest currently includible in income with respect to such indebtedness, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

         A Certificate Owner who acquires its pro rata portion of a Lessor Note at a market discount may elect under Section 1278 of the Code, in the manner provided by Revenue Procedure 92-67, 1992-2 C.B. 429, to include such discount in income as it accrues. The current inclusion election applies to all market discount obligations acquired on or after the first day to which the election applies, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). If a Certificate Owner elects to include market discount in income as it accrues, the rules of Sections 1276 and 1277 of the Code with respect to the recognition of ordinary income on a sale or other disposition of such Certificate and the deferral of interest deductions on indebtedness related to such Lessor Note would not apply.

         The IRS is authorized to issue regulations to implement the market discount provisions of the Code. No such regulations have been issued or proposed. It is impossible to anticipate what effect, if any, such regulations could have on the Certificate Owner.

AMORTIZABLE BOND PREMIUM

         A Certificate Owner should generally be considered to have acquired an interest in Lessor Notes at a premium to the extent the purchaser's tax basis allocable to such interest exceeds the remaining principal amount of the Lessor Notes allocable to such interest. In that event, a Certificate Owner who holds its pro rata portion of a Lessor Note as a capital asset may elect to amortize that premium as an offset to interest income under Section 171 of the Code with corresponding reductions in the Certificate Owner's tax basis in its pro rata portion of a Lessor Note. In the case of installment obligations (such as the Lessor Notes), the Conference Report indicates a Congressional intent that amortization will be in accordance with the same rules that will apply to the accrual of market discount on installment obligations (see discussion above).

         Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. It is unclear how the amortizable bond premium rules apply where, as in the case with the Lessor Notes, the amount of redemption premium payable on an early call date is unknown. In addition, the treatment of any unamortized bond premium remaining at the time of an early call is unclear. The Certificate Owner are urged to consult their own tax advisors as to the treatment of any amortizable bond premiums.

TREATMENT OF CERTAIN FOREIGN CERTIFICATE OWNERS

         Interest paid or accrued with respect to a Pass Through Certificate held by a Certificate Owner that is a nonresident alien individual, foreign corporation, or other non-United States person (a "Foreign Person") will generally be treated as "portfolio interest" and, therefore, will not be subject to any United States income tax, provided that (i) such interest is not effectively connected with a trade or business in the United States of the Certificate Owner, (ii) such Foreign Person does not directly or indirectly own 10% or more of the total combined voting power of all classes of stock of Newmont entitled to vote, (iii) such Foreign Person is not a controlled foreign corporation that is related to Newmont by stock ownership, (iv) such Foreign Person is not a bank which acquired Pass Through Certificates in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (v) the Pass Through Trustee (or other person that otherwise would be required to withhold tax) is provided with appropriate certification that the beneficial owner of the Certificate is a Foreign Person ("Foreign Person Certification"). If Foreign Person Certification is not provided, interest paid with respect to a certificate could be subject to a 30% withholding tax or 31% backup withholding (described below).

BACKUP WITHHOLDING

         Payments made on the Pass Through Certificates and proceeds from the sale of the Pass Through Certificates to or through certain brokers may be subject to a "backup" withholding tax of 31% unless the Certificate Owner complies with certain reporting procedures or is an exempt recipient under
Section 6049(b)(4) of the Code. Any such withheld amounts will be allowed as a credit against the Certificate Owner's federal income tax.


                             CERTAIN ILLINOIS TAXES


        The Pass Through Trustee is a national banking association with its corporate trust office in Chicago, Illinois. Winston & Strawn, special Illinois tax counsel to the Trustee, is of the opinion, under existing law and assuming that, for federal income tax purposes, the Pass Through Trusts will not be classified as associations taxable as corporations or as partnerships for federal income tax purposes but will instead be properly classified as grantor trusts under Subpart E, Part I of Subchapter J of the Code (See "Certain Federal Income Tax Considerations" above), that (i) the Pass Through Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), governmental fee or other governmental charge (assuming that any and all expenses, including filing and other fees, in connection with the qualification of the Pass Through Certificates for offer and sale under the securities or Blue Sky laws of the State of Illinois will be the responsibility of and paid for by the Company) under the laws of the State of Illinois, the County of Cook or the City of Chicago, and (ii) the Certificate Owners who are not residents of the State of Illinois and who are not otherwise subject to tax in the State of Illinois will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), governmental fees or other governmental charges under the laws of the State of Illinois, the County of Cook or the city of Chicago as a result of purchasing, holding (including receiving payments with respect to) or selling a Pass Through Certificate.


         Neither the Pass Through Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on the Pass Through Trusts could result in a reduction in the amounts available for distribution to the Certificate Owners. In general, should a Certificate Owner or the Pass Through Trusts be subject to any state or local tax which would not be imposed if the Pass Through Trustee were located in a different jurisdiction in the United States, the Pass Through Trustee will resign and a new Pass Through Trustee in such other jurisdiction will be appointed.

                          CERTAIN ERISA CONSIDERATIONS

         No "employee benefit plan" subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "plan," subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or any trust created under any such employee benefit plan or plan, or any "governmental plan," as defined in Section 3(32) of ERISA or
Section 414(d) of the Code, organized in a jurisdiction having prohibitions on transactions with such governmental plan similar to those contained in Section 406 of ERISA or Section 4975 of the Code (hereinafter such employee benefit plan, plan and governmental plan are collectively referred to as an "ERISA Plan"), or a person treated as holding the assets of an ERISA Plan, may acquire or hold any Pass Through Certificates. No part of the funds used by any Person to acquire or hold any Pass Through Certificates may constitute assets (within the meaning of ERISA and any applicable rules and regulations) of an ERISA Plan.

         Furthermore, the acquisition or holding by any Person of any Pass Through Certificates will be deemed to constitute a representation by such Person to the Company, the Owner Participants, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee that such Person is not an ERISA Plan and that such Person is not acquiring or holding, and has not acquired or held, such Pass Through Certificates with the assets of an ERISA Plan.


                                  UNDERWRITING

         Under the terms of and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement") among the Company, Salomon Brothers Inc, Chemical Securities Inc., CS First Boston Corporation and Lazard Freres & Co. (the "Underwriters"), the Company has agreed to cause each Pass Through Trustee to sell to each of the Underwriters, and each of such Underwriters has severally agreed to purchase the respective aggregate amounts of Pass Through Certificates set forth after their names below.

         The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Pass Through Certificates is subject to, among other things, the approval of certain legal matters by its counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the Pass Through Certificates to be purchased if any are taken.


 UNDERWRITER                                                                TOTAL AGGREGATE AMOUNT OF
 -----------
                                                                            PASS THROUGH CERTIFICATES
                                                                            -------------------------
 Salomon Brothers Inc  . . . . . . . . . . . . . . .                          $
 Chemical Securities Inc.  . . . . . . . . . . . . .
 CS First Boston Corporation . . . . . . . . . . . .
 Lazard Freres & Co.   . . . . . . . . . . . . . . .
                                                                               ---------------------
          Total  . . . . . . . . . . . . . . . . . .                          $
                                                                               =====================


         In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

         The Underwriters propose to offer all or part of the Pass Through Certificates directly to the public at the public offering prices per Pass Through Certificate set forth on the cover page of this Prospectus and may offer a portion of the Pass Through Certificates to dealers at a price which represents a concession not in excess of the amounts set forth below. The Underwriters may allow, and such dealers may reallow, concessions not in excess of the amounts set forth below to certain other dealers. After the initial public offering, the public offering prices and such concessions may be changed.

 PASS THROUGH                                                     CONCESSIONS             REALLOWANCE
 CERTIFICATE                                                      TO DEALERS              CONCESSION
 ------------                                                     -----------             -----------
 1994-A1 . . . . . . . . . . . . . . . . . . . . . .                 %                       %
 1994-A2 . . . . . . . . . . . . . . . . . . . . . .                 %                       %

         The Company has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

         The Company does not intend to apply for listing of the Pass Through Certificates on a national securities exchange, but has been advised by the Underwriters that the Underwriters presently intend to make a market in the Pass Through Certificates, as permitted by applicable laws and regulations.
The Underwriters are not obligated, however, to make a market in the Pass Through Certificates and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Pass Through Certificates.

         Each of the Underwriters, or their respective affiliates, performs investment banking and other financing services for the Company in the ordinary course of business. Chemical Securities Inc. is an affiliate of Chemical Bank which is a lender to the Company.


                                 LEGAL OPINIONS


         Certain legal matters in connection with the offering will be passed upon for the Company by White & Case and by Winston & Strawn, special Illinois tax counsel to the Pass Through Trustee, and for the Underwriters by Davis Polk & Wardwell.



                                    EXPERTS

         The audited consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                                                                      APPENDIX I




                           GLOSSARY OF DEFINED TERMS

         "1994-A1 Trust" shall mean the Newmont Gold Company 1994-A1 Pass Through Trust to be formed pursuant to the Pass Through Agreement.

         "1994-A2 Trust" shall mean the Newmont Gold Company 1994-A2 Pass Through Trust to be formed pursuant to the Pass Through Agreement.

         "Bankruptcy Default" shall mean the pendency of certain bankruptcy proceedings with respect to the Company.


         "Basic Documents" shall mean, with respect to any Indenture, the related Participation Agreement, the related Lease, the Ground Lease and Easement, the related Assignment of Contracts and all related documents of title or transfer under which the related undivided ownership interest in the Facility was transferred to an Owner Trustee.


         "Basic Rent or Basic Rent Payment" shall mean, with respect to either Lease, an amount equal to the periodic rent payments required on each Rent Payment Date which must be not less than the Scheduled Payments then due on the related Lessor Notes.

         "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Chicago, Illinois or Hartford, Connecticut are authorized to remain closed.

         "Carlin Complex" shall mean and include the Facility and any asset or facility of the Company located in the immediate vicinity of Carlin, Nevada.

         "Cede" shall mean Cede & Co., DTC's nominee for the permanent global certificates.

         "Certificate Account" shall mean any of the non-interest bearing accounts for the deposit of Scheduled Payments on the Lessor Notes held in the Pass Through Trust.

         "Certificate Owner" shall mean a person having a beneficial interest in a Pass Through Certificate.

         "Certificateholder" shall mean the name in which a Pass Through Certificate is registered.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated pursuant to the Code.

         "Commission" shall mean the United States Securities and Exchange Commission.

         "Components" shall mean appliances, parts, instruments, appurtenances, accessories, furnishings, equipment and other property of whatever nature that may from time to time be incorporated in the Facility.

         "The Company" shall mean Newmont Gold Company, a Delaware corporation.

         "DTC" shall mean the Depository Trust Company.

         "Early Buy-Out Date" shall mean January 5, 2012.

         "Early Buy-Out Price" shall mean an amount, payable under any Lease in installments commencing on the Early Buy-Out Date, the payment to be made on the Early Buy-Out Date being equal to a predetermined percentage of Facility Cost but not less than redemption price of the related Lessor Notes on such date.

                                                                      APPENDIX I
                                                                          Page 2


         "Early Purchase Option" shall mean the Company's right to purchase an Owner Trustee's interest in the Facility under the Lease as described above under "Description of the Leases - Purchase Option."

         "Easement" shall mean the easement relating to the adjacent Company premises granted by the Company to the Owner Trustee under and pursuant to the Ground Lease and Easement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any comparable successor law.

         "ERISA Plan" shall mean any "employee benefit plan" subject to Part 4 of Subtitle B of Title I of ERISA, or "plan" subject to Section 4975 of the Code, any trust created under any such employee benefit plan or plan, or "governmental plan" as defined in Section 3(32) of ERISA or Section 414(d) of the Code organized in a jurisdiction having prohibitions on transactions with such governmental plan similar to those contained in Section 406 of ERISA or
Section 4975 of the Code.

         "Event of Default" shall mean the occurrence and continuance of any Lease Event of Default or Indenture Event of Default.

         "Event of Loss" shall mean any of the events described above under "Description of the Lease - Events of Loss."

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Facility" shall mean the refractory gold ore treatment facility located approximately six miles north of Carlin, Nevada.

         "Facility Agreements" shall mean the Support Agreement, the Assignment of Contracts, the Ground Lease and Easement and any other agreement, permit or license or Governmental Action to which the Company is a party and which are necessary for the operation of the Facility.

         "Facility Cost" shall mean the Owner Trustee's share of the cost of the Facility.

         "Facility Site" shall mean the Site Interest and the adjacent premises.

         "Financing Lease" shall mean any lease of equipment and/or real property which has a cost to the lessor in excess of $80,000,000 under which the Company is a lessee and which had a term of not less than 15 years from the inception thereof.

         "First Chicago" or "FNCB" shall mean The First National Bank of Chicago, a national banking association, in its individual capacity unless the context requires otherwise.

         "Foreign Person" shall mean any Certificate Owner who is a nonresident alien individual, foreign corporation, or other non-United States person.

         "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

         "Ground Lease and Easement" shall mean the Ground Lease and Easement, pursuant to which the Owner Trustees will, subject to the conditions set forth therein, lease from the Company the Site Interest and accept a grant by the Company of the Easement.

         "Holders" shall mean the holders of the Lessor Notes.

                                                                      APPENDIX I
                                                                          Page 3


         "Indenture" shall mean either of the Trust Indenture and Security Agreement to be dated as of July 15, 1994, between an Owner Trustee and an Indenture Trustee.

         "Indenture Default" shall mean an event which, after giving of notice or lapse of time, or both, would become an Indenture Event of Default.

         "Indenture Event of Default" shall mean any of the events specified in the Indenture and described above under "Description of the Indentures - Indenture Events of Default."

         "Indenture Trustee" shall mean The First National Bank of Chicago, a national banking association, not in its individual capacity, but solely as Indenture Trustee under each Indenture, and each successor as Indenture Trustee under each Indenture.

         "Lease" shall mean either Lease, to be dated the Closing Date between the Company and an Owner Trustee.

         "Lease Default" shall mean an event which, after notice or lapse of time, or both, would become a Lease Event of Default.

         "Lease Event of Default" shall be any Event of Default in a Lease as described above under "Description of the Leases - Lease Events of Default."

         "Lessee" shall mean the Company.

         "Lessor" shall mean each Owner Trustee.

         "Lessor Notes" shall mean the Notes issued or to be issued by the Owner Trustees pursuant to the Indentures and authorized by the Indenture Trustees.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

         "Majority in Interest of the Holders of Lessor Notes" shall mean a 66-2/3% majority of the Holders.

         "Make-Whole Premium" shall have the meaning as described above under "Description of the Indentures -- Prepayment."

         "NEL" shall mean Newmont Exploration Limited, the Company's subsidiary.

         "NMC" shall mean Newmont Mining Corporation, a Delaware corporation, which is the Company's parent.

         "NMC Preferred Stock" shall mean the convertible preferred stock issued by NMC.

         "Owner Participant" shall mean an institutional investor.

         "Owner Trust" shall mean the trust to be formed pursuant to each Trust Agreement.

         "Owner Trustee" shall mean Shawmut Bank Connecticut, National Association, a national banking association, not in its individual capacity, but solely as Owner Trustee.

                                                                      APPENDIX I
                                                                          Page 4


         "Participation Agreement" shall mean each Participation Agreement among Shawmut Bank Connecticut, National Association, in its individual capacity and as Owner Trustee, the Indenture Trustee, one or more Owner Participants, The First National Bank of Chicago, the Pass Through Trustee and the Company.

         "Pass Through Certificates" shall mean each of the Certificates, Series 1994-A1 and Series 1994-A2 issued by First National Bank of Chicago pursuant to the Pass Through Agreement.

         "Pass Through Trust" shall mean each of the Newmont Gold Company Series 1994-A1 Pass Through Trust and the Newmont Gold Company 1994-A2 Pass Through Trust to be formed pursuant to the Pass Through Agreement.

         "Pass Through Agreement" shall mean each pass through trust agreement between the Company and the Pass Through Trustee.

         "Pass Through Permitted Investments" shall mean non-callable direct obligations of the United States of America maturing on or prior to the day required for the distribution of any such funds on a Special Distribution Date.

         "Pass Through Trustee" shall mean The First National Bank of Chicago, a national banking association, not in its individual capacity, but solely as Pass Through Trustee under the Pass Through Agreements and each successor Pass Through Trustee under such Pass Through Agreements.

         "Payment Default" shall mean a failure by the Company to make Rent payments under the Lease.

         "Permitted Investments" shall mean (i) obligations of the United States of America, or fully guaranteed as to interest and principal by the United States of America, maturing in not more than one year, (ii) certificates of deposit having a final maturity of not more than 30 days after the date of issuance thereof of any commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less the $300,000,000 and (iii) commercial paper, rated P-1 by Moody's Investors Services, Inc., or A-1 by Standard and Poor's Corporation, having a remaining term until maturity of not more than 90 days, other than any such obligation, certificate of deposit or commercial paper issued by the Owner Trustee, the Indenture Trustee or any institution which shall become a successor Owner Trustee or Indenture Trustee; provided, however, that no such investment made while there has occurred and is continuing an Indenture Default or an Indenture Event of Default is a Permitted Investment if it has a maturity in excess of 30 days.

         "Pool Balance" shall mean, for each Pass through Trust, as of any date, the aggregate unpaid principal amount of the Lessor Notes held in such Pass Through Trust on such date plus any amounts in respect of principal on such Lessor Notes held by the Pass Through Trustee and not yet distributed. The Pool Balance for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Lessor Notes held in such Pass Through Trust and distribution thereof to be made on that date.

         "Pool Factor" shall mean for each Pass Through Trust, as of any date, the quotient (rounded to the seventh decimal point) computed by dividing (i) the Pool Balance by (ii) the aggregate amount of the Lessor Notes held in the Pass Trough Trust. The Pool Factor for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal of, if any, on the Lessor Notes held in the Pass Through Trust and distribution thereof to be made on that date.

                                                                      APPENDIX I
                                                                          Page 5


         "Purchase Documents" shall mean such documents as either Owner Trustee shall deem desirable to convey to it good and marketable title of its undivided ownership interest from the Company.

         "Regulations" shall mean the income tax regulations promulgated under the Code.

         "Regular Distribution Date" shall mean January 5 and July 5, commencing on July 5, 1995, until all of the Scheduled Payments to be made under the Lessor Notes have been made.

         "Rent" shall mean Basic Rent and Supplemental Rent, collectively.

         "Rent Payment Dates" shall mean and include each January 5 and July 5 of each year, commencing July 5, 1995.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Scheduled Payment" shall mean each payment of interest, Make-Whole Premium, if any, and principal on a Lessor Note to be received by the Pass Through Trustee in accordance with the principal repayment schedule set forth in "Description of the Indentures -- Scheduled Payments."

         "Shawmut" shall mean Shawmut Bank Connecticut, National Association, a national banking association, in its individual capacity.

         "Site Interest" shall mean the land on which the Facility is located.

         "Special Distribution Date" shall mean the Business Day on which a special payment is due.

         "Special Payment" shall mean any payments received (i) for the prepayment of Lessor Notes in connection with certain events specified in this Prospectus, (ii) upon the prepayment by the related Owner Trustee of the Lessor Notes following a default in respect of such Lessor Notes, and (iii) on account of the sale of the Lessor Notes by the Pass Through Trustee.

         "Special Payment Account" shall mean any of the accounts which will, except on connection with Pass Through Permitted Investments, be non-interest bearing accounts for the deposit of Special Payments on Lessor Notes held in the Pass through Trust.

         "Supplemental Financing" is a financing by an Owner Trustee of the cost of certain modifications to the Facility as described above under "Description of the Indentures - Supplemental Financing Notes."

         "Supplemental Financing Notes" shall mean those Notes issued in conjunction with a Supplemental Financing.

         "Supplemental Rent" shall mean certain indemnity and other payment obligations of the Company to the Owner Trustees, the Owner Participants, the Indenture Trustees, the Pass Through Trustees, or any holders of the Pass Through Certificates in addition to Basic Rent which may be required in connection with the leveraged lease financing described in this Prospectus.

         "Termination Value" shall mean that value set forth opposite the Termination Date in Schedule 5 to the Lease.

         "Treasury Rate" shall have the meaning as described under the caption "Description of the Indentures -- Prepayment."

                                                                      APPENDIX I
                                                                          Page 6


         "Trust Agreement" shall mean each trust agreement between the Owner Participants and the Owner Trustee.

         "Underwriters" shall mean Salomon Brothers Inc, Chemical Securities Inc., CS First Boston Corporation and Lazard Freres & Co.

         "Underwriting Agreement" shall mean the agreement between the Company and the Underwriters relating to the offering and sale of the Pass Through Certificates.

         "Weighted Average Life to Maturity" shall have the meaning described under the caption "Description of the Indentures -- Prepayment."

         No dealer, salesman or other person has been authorized to give any information or to make any representations other
         than those contained in this Prospectus in connection with
         the offer made by this Prospectus, and, if given or made,           $265,000,000
         such information or representations must not be relied upon as having been authorized by the Company or the
         Underwriters.  Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances
         create an implication that there has been no change in the
         affairs of the Company since the date hereof.  This                 NEWMONT GOLD COMPANY
         Prospectus does not constitute an offer or solicitation by          1994-A1 AND 1994-A2
         anyone in any jurisdiction in which such offer or                   PASS THROUGH TRUSTS
         solicitation is not authorized or in which the person
         making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or
         solicitation.
                                                                             PASS THROUGH CERTIFICATES,
                              -----------------                              SERIES 1994-A1 AND 1994-A2


                              TABLE OF CONTENTS

                                                                PAGE
                                                                ----

         Available Information . . . . . . . . .                   4
         Incorporation of Certain Documents
           by Reference  . . . . . . . . . . . . .                 4
         Reports to Certificateholders by the
           Trustee . . . . . . . . . . . . . . . .                 4
         Prospectus Summary  . . . . . . . . . . .                 5
         The Company . . . . . . . . . . . . . . .                12
         Recent Developments . . . . . . . . . . .                13
         Capitalization  . . . . . . . . . . . . .                15
         Selected Consolidated Financial Data  . .                16         SALOMON BROTHERS INC
         Ratio of Earnings to Fixed Charges  . . .                18
         Description of the Facility . . . . . . .                18         CHEMICAL SECURITIES INC.
         Description of the Transaction  . . . . .                19
         Use of Proceeds . . . . . . . . . . . . .                19         CS FIRST BOSTON
         Diagram of Payments . . . . . . . . . . .                20
         Description of the Pass Through Certificates             21         LAZARD FRERES & CO.
         Description of the Indentures . . . . . .                32
         Description of the Leases . . . . . . . .                39
         Description of Other Facility Documents .                44
         Certain Federal Income Tax                                          PROSPECTUS
           Considerations  . . . . . . . . . . . .                45
         Certain Illinois Taxes  . . . . . . . . .                48         DATED          , 1994
         Certain ERISA Considerations  . . . . . .                49
         Underwriting  . . . . . . . . . . . . . .                49
         Legal Opinions  . . . . . . . . . . . . .                50
         Experts . . . . . . . . . . . . . . . . .                50
         Glossary of Defined Terms . . . . . . . . .      Appendix 1

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*



SEC filing fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .     $    91,379.42
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .          30,000.00
Legal fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .         120,000.00
Blue Sky fees and
  expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .           5,000.00
Trustees' fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .           6,500.00
Rating agency fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .         135,000.00
Printing and engraving expenses . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .         145,000.00
Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .           7,120.58
                                                                                                     --------------
Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .     $   540,000.00

- --------------------
*All estimates except for filing fee.



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Company in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

         The By-Laws of the Company provide that the Company shall indemnify, in all respects and to the full extent authorized or permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his being or having been a director, officer, employee or agent of the Company or, at the request of the Company, of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding. Such indemnification of any person shall inure to the benefit of his heirs, executors and administrators.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER             DESCRIPTION OF DOCUMENTS
- -------            ------------------------
Exhibit 1          Form of Underwriting Agreement relating to the Pass Through Certificates.

Exhibit 4.1*+      Form of Pass Through Agreement to be dated as of July 15, 1994 between the Company and The First National Bank of
                   Chicago.

Exhibit 4.2*+      Form of Pass Through Certificate (included in Exhibit 4.1).

Exhibit 4.3*       Form of Participation Agreement to be dated as of July 15, 1994 relating to the leveraged lease transaction.

Exhibit 4.4*       Form of Lease to be dated as of the Closing Date between the Company, as Lessee, and Owner Trustee, as Lessor.

Exhibit 4.5*       Form of Trust Indenture and Security Agreement to be dated as of July 15, 1994 between Owner Trustee and The
                   First National Bank of Chicago.

Exhibit 4.6*       Form of Lessor Note (included in Exhibit 4.5).

Exhibit 4.7        Form of Ground Lease and Easement between the Company and Shawmut Bank Connecticut, National Association.

Exhibit 4.8*       Form of Assignment of Contracts between the Company and Shawmut Bank Connecticut, National Association.

Exhibit 5          Opinion of White & Case, counsel to the Company, as to the legality of the Pass Through Certificates registered hereunder.

Exhibit 8.1        Opinion of White & Case as special tax counsel to the Company.

Exhibit 8.2        Opinion of Winston & Strawn, counsel to the Pass Through Trustee, concerning certain Illinois tax matters.

Exhibit 12+        Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's
                   Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

Exhibit 23.1       Consent of Arthur Andersen & Co.

Exhibit 23.2       Consent of White & Case (included in Exhibit 5).

Exhibit 23.3       Consent of White & Case (included in Exhibit 8.1).

Exhibit 23.4       Consent of Winston & Strawn (included in Exhibit 8.2).

Exhibit 24+        Powers of attorney.

Exhibit 25.1+      Statement of Eligibility on Form T-1 of The First National Bank of Chicago relating to the Pass Through
                   Agreement for the 1994-A1 Trust.

Exhibit 25.2+      Statement of Eligibility of Form T-1 of The First National Bank of Chicago relating to the Pass Through
                   Agreement for the 1994-A2 Trust.


- ------------------------------




* There will be two sets of this document, substantially similar in all respects to this Exhibit, each pertaining to a separate undivided interest in the Facility.


+  Previously filed

ITEM 17.  UNDERTAKINGS.

                 The undersigned Registrant hereby undertakes:


                 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;



                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and


                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;



                 (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;


                 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;


                 (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


                 (5) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus, filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and


                 (6) that, for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 7TH DAY OF SEPTEMBER, 1994.


                                      NEWMONT GOLD COMPANY


                                      By/s/ Timothy J. Schmitt
                                        -------------------------------------
                                        Timothy J. Schmitt
                                        Vice President, Secretary and
                                        Assistant General Counsel


                 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



             Signature                         Title                                               Date
             ---------                         -----                                               ----
              *                          Director                                               September 7, 1994
- -------------------------------
  Rudolph I.J. Agnew

              *                          Director                                               September 7, 1994
- -------------------------------
  J. P. Bolduc

              *                          Vice Chairman, President and Chief Executive
- -------------------------------          Officer and Director (Principal Executive
  Ronald C. Cambre                       Officer)                                               September 7, 1994


              *                          Director                                               September 7, 1994
- -------------------------------
  Joseph P. Flannery

              *                          Director                                               September 7, 1994
- -------------------------------
  Thomas A. Holmes

              *                          Chairman and Director                                  September 7, 1994
- -------------------------------
  Gordon R. Parker

              *                          Director                                               September 7, 1994
- -------------------------------
  Robin A. Plumbridge

              *                          Director                                               September 7, 1994
- -------------------------------
  Robert H. Quenon

              *                          Director                                               September 7, 1994
- -------------------------------
  James V. Taranik

              *                          Director                                               September 7, 1994
- -------------------------------
  William I.M. Turner, Jr.

              *                          Senior Vice President and Chief Financial
- -------------------------------          Officer (Principal Financial Officer)
  Wayne W. Murdy                                                                                September 7, 1994

              *                          Vice President and Controller (Principal
- -------------------------------          Accounting Officer)
  Gary E. Farmar                                                                                September 7, 1994


*By /s/ Timothy J. Schmitt
    ----------------------------
    Name: Timothy J. Schmitt as
          Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                                                                                                          PAGE
- -------                                                                                                                         ----
Exhibit 1          Form of Underwriting Agreement relating to the Pass Through Certificates.

Exhibit 4.1*+      Form of Pass Through Agreement to be dated as of July 15, 1994 between the Company and The First National
                   Bank of Chicago.

Exhibit 4.2*+      Form of Pass Through Certificate (included in Exhibit 4.1).

Exhibit 4.3*       Form of Participation Agreement to be dated as of July 15, 1994 relating to the leveraged lease transaction.

Exhibit 4.4*       Form of Lease to be dated as of the Closing Date between the Company, as Lessee, and Owner Trustee, as Lessor.

Exhibit 4.5*       Form of Trust Indenture and Security Agreement to be dated as of July 15, 1994 between Owner Trustee and The
                   First National Bank of Chicago.

Exhibit 4.6*       Form of Lessor Note (included in Exhibit 4.5).

Exhibit 4.7        Form of Ground Lease and Easement between the Company and Shawmut Bank Connecticut, National Association.

Exhibit 4.8*       Form of Assignment of Contracts between the Company and Shawmut Bank Connecticut, National Association.

Exhibit 5          Opinion of White & Case, counsel to the Company, as to the legality of the Pass Through Certificates registered hereunder.

Exhibit 8.1        Opinion of White & Case as special tax counsel to the Company.

Exhibit 8.2        Opinion of Winston & Strawn, counsel to the Pass Through Trustee, concerning certain Illinois tax matters.

Exhibit 12+        Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's
                    Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

Exhibit 23.1       Consent of Arthur Andersen & Co.

Exhibit 23.2       Consent of White & Case (included in Exhibit 5).

Exhibit 23.3       Consent of White & Case (included in Exhibit 8.1).

EXHIBIT
NUMBER                                                                                                                        PAGE
- -------                                                                                                                       ----
Exhibit 23.4       Consent of Winston & Strawn (included in Exhibit 8.2).

Exhibit 24+        Powers of attorney.

Exhibit 25.1+      Statement of Eligibility on Form T-1 of The First National Bank of Chicago relating to the Pass Through
                   Agreement for the 1994-A1 Trust.

Exhibit 25.2+      Statement of Eligibility of Form T-1 of The First National Bank of Chicago relating to the Pass Through
                   Agreement for the 1994-A2 Trust.


- ------------------------------



* There will be two sets of this document, substantially similar in all respects to this Exhibit, each pertaining to a separate undivided interest in the Facility.


+  Previously filed